Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GOODMAN GLOBAL HOLDINGS, INC.

(as Seller),

FRIO HOLDINGS, INC.

(as Parent)

and

FRIO, INC.

(as Buyer)

dated as of

November 18, 2004

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Section 9.9	Amendments and Waivers	74

Section 9.10	Specific Performance	74

Section 9.11	Severability of Provisions	74

Section 9.12	Consent to Jurisdiction	75

Section 9.13	Joint Preparation	75

Section 9.14	Time	75

Section 9.15	Waiver of Jury Trial	75

CONSENT OF SHAREHOLDERS

EXHIBIT A	Management Investor Term Sheets
EXHIBIT B	Family Investor Term Sheet
EXHIBIT C	Form of Legal Opinion of Bracewell & Patterson, L.L.P.
EXHIBIT D	Form of Non-Competition Agreement
EXHIBIT E	Form of Legal Opinion of Latham & Watkins LLP
BUYER’S SCHEDULE 4.4
BUYER’S SCHEDULE 4.5
DISCLOSURE SCHEDULE

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) dated as of November 18, 2004, is made and entered into by and among Goodman Global Holdings, Inc., a Texas corporation (“Seller”), Frio Holdings, Inc., a Delaware corporation (“Parent”), and Frio, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller owns all the outstanding Equity Securities (the “Equity Interests”) in the corporations and limited liability companies identified in the table below (the “First Tier Subsidiaries”):

Name of Entity	Type of Entity
Goodman Appliance Holding Company	Texas corporation
Goodman Distribution, Inc.	Texas corporation
Goodman Holding Company	Texas corporation
Goodman Holding Company, L.L.C.	Delaware limited liability company
Goodman II Holdings Company, L.L.C.	Delaware limited liability company
Pioneer Metals Inc.	Florida corporation
Quietflex Holding Company	Delaware corporation

; and

WHEREAS, the First Tier Subsidiaries, directly or indirectly, own 100% of the Equity Securities (the “Second Tier Equity Interests”) in the corporations, limited liability companies and limited partnerships identified in the table below (the “Second Tier Subsidiaries”):

Name of Entity	Type of Entity
AsureCare Corp.	Florida corporation
Goodman Canada, L.L.C.	Delaware limited liability company
Goodman Company Canada	Nova Scotia unlimited liability company
Goodman Company, L.P.	Delaware limited partnership
Goodman Manufacturing Company, L.P.	Texas limited partnership
Goodman Sales Company	Texas corporation
Nitek Acquisition Company, L.P.	Texas limited partnership
Quietflex Manufacturing Company, L.P.	Texas limited partnership

; and

WHEREAS, Seller, the First Tier Subsidiaries and the Second Tier Subsidiaries research, develop, design, manufacture, test, process, market, package, sell and distribute air conditioning and heating products, including insulation, for residential and light commercial use in the United States and elsewhere (collectively, the “Business”); and

WHEREAS, although Seller directly owns, in addition to the Equity Interests, (a) cash, bank deposits and cash equivalents, (b) the right to use the “Amana” trademark under a licensing agreement with Maytag Corporation and one of its subsidiaries, (c) certain rights arising under licensing arrangements with others, and (d) a limited number of other assets that are deployed in the Business as described in Section 2.1(a)(ii) (clauses (b) – (d) collectively, but excluding any

Excluded Assets, the “Incidental Assets”), and has incurred liabilities relating to the Business primarily under its principal bank credit facility and its guaranties of the commercial obligations of the First Tier Subsidiaries and the Second Tier Subsidiaries (collectively, the “Subsidiaries”), substantially all the assets and liabilities associated with the Business are owned or have been incurred by the Subsidiaries; and

WHEREAS, Seller and Buyer Entities desire to enter into this Agreement pursuant to which Seller is agreeing to sell to Buyer, and Buyer Entities are agreeing the Buyer will (a) purchase from Seller the Equity Interests and all the Incidental Assets (other than the Excluded Assets), (b) purchase the limited partner interest in Goodman Manufacturing Company, L.P. from Goodman Holding Company, L.L.C. and (c) assume substantially all the debts, liabilities and obligations of Seller relating to the Business (other than the Excluded Liabilities) (collectively, the “Transaction”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement by Seller, the holders of all the issued and outstanding shares of Series A Common Stock, $0.01 par value, of Seller (the “Series A Stock”), being Seller’s only class or series of outstanding capital stock entitled to vote on the Transaction, have executed and delivered the Consent of Shareholders annexed to this Agreement; and

WHEREAS, certain members of management of Seller (the “Management Investors”) have executed and delivered the binding term sheets attached to this Agreement as Exhibit A (the “Management Investor Term Sheets”) pursuant to which the Management Investors have agreed, among other things, to invest as of the Closing Date in the equity of Parent; and

WHEREAS, certain members of the Goodman family (the “Family Investors”) intend to invest as of the Closing Date in the equity of the Parent on the terms and conditions set forth in the term sheet attached as Exhibit B (the “Family Investor Term Sheet”).

NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained in this Agreement, Buyer Entities and Seller agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“APA Agreement” means the Asset Purchase Agreement by and among Amana Appliance Company, L.P., Seller, Maytag Corporation and Maytag Worldwide N.V., dated as of June 4, 2001, as amended, and the documents executed and delivered in connection with the consummation of the transactions contemplated therein, including a licensing agreement relating to the trademark “Amana”.

“Access Period” means the period of time, commencing on the Closing Date and ending on the seventh anniversary thereof.

“Accounts Payable” means all accounts payable (excluding all accounts payable in respect of Taxes accruing during the Pre-Closing Tax Period), accrued expenses, accrued warranty and other current liabilities (including prepaid sales and accrued freight) of the members of the Seller Group.

“Adjusted Working Capital” means an amount equal to (a) the sum of (i) the book balances of all cash, bank deposits and cash equivalents held by the members of the Seller Group as of the Closing Date, plus (ii) the amount of the Inventory as of the Closing Date, plus (iii) the aggregate net carrying value of the Receivables as of the Closing Date, plus (iv) the value of the Other Current Assets as of the Closing Date, minus (b) the sum of (i) the book balances of all cash, bank deposits and cash equivalents held by Seller as of the Closing Date, plus (ii) the Accounts Payable as of the Closing Date, plus (iii) all estimated Taxes payable by each C Corporation in respect of any Pre-Closing Tax Period, plus (iv) all estimated state, county and local Taxes payable by any Flow Through Entity in respect of any Pre-Closing Tax Period, plus (v) other current liabilities of the members of the Seller Group as of the Closing Date, plus (vi) the amount of Pro Forma Target Liabilities, all as determined in a manner consistent with this Agreement, including Section 2.5(b). For the avoidance of doubt, “Adjusted Working Capital” shall be exclusive of any Excluded Assets or Excluded Liabilities.

“affiliate” of any person means any other person directly or indirectly controlling, controlled by or under common control with such person; provided that for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Schedule” has the meaning set forth in Section 2.8.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assumed Claims” means all Claims of Environmental Liability, all Environmental Exposure Claims, all Product Liability Claims, all Product Warranty Claims, all Worker’s Compensation Claims, all Intellectual Property Claims, all Employee Claims and all Other Claims, in every case whether the resulting losses, claims or demands, as the case may be, arise from or relate to conditions existing or events occurring on or before the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audit” has the meaning set forth in Section 5.20(b)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.16(a)(i).

“Bankruptcy Exceptions” means the extent to which enforcement of an agreement, instrument or other document: (a) may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

“Bulk Sales Laws” has the meaning set forth in Section 5.10.

“Business” has the meaning set forth in the third recital to this Agreement.

“Business Agreements” has the meaning set forth in Section 3.10(b).

“Business Loss” has the meaning set forth in Section 2.5(c).

“Business Records” means all books, records, manuals, documents, books of account, correspondence, sales and credit reports, supplier lists, customer lists, distributor lists, bid and quote information, literature, catalogs, brochures, advertising material, financial information and operating data and the like of the members of the Seller Group.

“business day” means each day other than a Saturday, Sunday or other day in the City of Houston, Texas on which national banks are authorized by law or regulation not to open for business.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Entities” means, collectively, Parent and Buyer.

“Buyer FSA” has the meaning set forth in Section 5.18(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Indemnified Tax Liabilities” has the meaning set forth in Section 5.14(a).

“C Corporation” means each Corporate Subsidiary that is referenced with a single asterisk in Section 3.1(b) of the Disclosure Schedule.

“CERCLA” has the meaning set forth in the definition of “Environmental Law.”

“Claim Notice” has the meaning set forth in Section 7.2(c).

“Claim of Environmental Liability” means all claims, liabilities, obligations, judgments, penalties, expenses, losses or damages (including natural resource damages) relating to the Business or the assets comprising the Business resulting from: (a) any suit, action, administrative proceeding, notice, investigation or demand asserted or threatened by any third-party (including any governmental agency or authority) arising under any Environmental Law; (b) requirements imposed by any Environmental Law, including costs of remediation or costs incurred in obtaining applicable permits or complying with any Environmental Law; or (c) the presence or release into the environment of any Hazardous Substances.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” means the date and effective time at which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means a collective bargaining agreement relating to the Business to which a member of the Seller Group is a party and which is listed in Section 1(a) of the Disclosure Schedule.

“Commitment Letters” has the meaning set forth in Section 4.5.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 9, 2004 between Apollo Management V, L.P., an affiliate of Buyer Entities, and Goldman, Sachs & Co. on behalf of Seller.

“Consolidated Corporate Subsidiaries” means those Corporate Subsidiaries that are referenced with a cross in Section 3.1(b) of the Disclosure Schedule.

“Contracts” means all contracts, agreements, commitments, and leases of personal property (including computer equipment and programs), whether oral or written, with customers, suppliers, vendors, lessors, lessees, utilities, providers or others entered into by a member of the Seller Group, including those Contracts listed in Section 3.10(a) of the Disclosure Schedule but excluding any Contract identified as an Excluded Asset or any Excluded Liability.

“Corporate Subsidiaries” means those First Tier Subsidiaries and Second Tier Subsidiaries that have been organized as corporations under the applicable corporation law of one of the states of the United States or a foreign state, province or country and that are listed in Section 3.1(b) of the Disclosure Schedule.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of November 21, 2003 among Seller and certain other members of the Seller Group, the Lenders and the other parties thereto.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by Seller to Buyer Entities, as amended and updated pursuant to Section 5.13.

“E&I Indemnitees” has the meaning set forth in Section 7.6(a).

“E&I Provisions” has the meaning set forth in Section 7.6(a).

“Employee Claims” means all claims, charges, demands, grievances, complaints, proceedings and other similar matters relating to the employment of any person by a member of the Seller Group, including those reflected in any subsection of Section 3.11 to the Disclosure Schedule.

“Employees” has the meaning set forth in Section 5.18(a)(ii).

“Encumbrances” means any mortgages, deeds of trust, liens, security interests, encumbrances, claims, pledges, assignments, charges, options, preferential arrangements, rights of tenants or others, rights of first refusal or other title retention agreements, easements, defects in title, covenants, conditions or other restrictions of any nature whatsoever, including any restriction on the use, transfer or receipt of income or other exercise of any attributes of ownership.

“Environmental Exposure Claim” means any third party lawsuits, claims or demands alleging bodily injury, adverse health effects or death, or seeking medical monitoring, arising out of or related to an exposure to any Release of Hazardous Substance related to the operations of the Business.

“Environmental Law” means any federal, state, or local law, rule, regulation, order, ordinance, writ, judgment, injunction, decree, Permit or determination applicable to the Business to the extent relating to the protection of the environment, the preservation or reclamation of natural resources, worker health and safety, the release or threatened release of or exposure to any Hazardous Substances into the environment, the generation, management, handling, use, manufacture, distribution, formulation, packaging, labeling, transportation, storage, treatment and disposal of Hazardous Substances, or the pollution of air, soil, groundwater or surface water (including the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Occupational Safety and Health Act (“OSHA”) and the Resource Conservation and Recovery Act (“RCRA”), or their state counterparts or analogues, and any non-U.S. laws of similar import and all amendments or regulations promulgated thereunder, and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury or property damage related to or arising out of the presence, release, or exposure to Hazardous Substances.

“Environmental Matters” means (a) any obligation or liability arising under any Environmental Law; (b) any Claim of Environmental Liability; or (c) any Environmental Exposure Claim.

“Equipment” means all of the machinery, equipment, vehicles, including tractors, trailers and other transportation equipment, owned or leased by a member of the Seller Group, including the items identified on the list set forth in Section 3.4(d) of the Disclosure Schedule, with such additions and deletions as have occurred in the ordinary course of business after the date hereof.

“Equity Interests” has the meaning set forth in the first recital to this Agreement.

“Equity Securities” means any shares or other securities or other equity interests which have the right to vote or receive profits from, or any securities convertible into or exchangeable for shares or other securities or other equity interests which have the right to vote or receive profits from, or any other rights, warrants or options to acquire any of the foregoing from, the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Exchange Offer” has the meaning set forth in Section 5.20(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Family Investor Term Sheet” has the meaning set forth in the eighth recital to this Agreement.

“Family Investors” has the meaning set forth in the eighth recital to this Agreement.

“FTC” means the United States Federal Trade Commission.

“Financing” means all of the financing arrangements required by Buyer Entities to consummate the transactions contemplated hereby.

“First Tier Subsidiaries” has the meaning set forth in the first recital to this Agreement.

“Fixtures and Improvements” means the buildings, structures, fixtures and other fixed assets and personalty of a permanent nature annexed, affixed or attached to Real Property or Leased Property.

“Flow Through Entities” means the LLC Subsidiaries, the LP Subsidiaries and the QSSS Entities.

“Former Employees” has the meaning set forth in Section 5.18(a)(i).

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States (as such term is used in the American Institute of Certified Public Accountants Professional Standards).

“Government Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Government Contract” means any Contract entered into by a member of the Seller Group with any Government Authority.

“Hazardous Substances” means any hazardous or toxic materials, wastes or chemicals, petroleum or petroleum product or derivative thereof, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”), mold, and all other materials, chemicals or substances which are regulated by, form the basis of liability under, or are defined as or regulated as pollutants, contaminants, hazardous, extremely hazardous, toxic or words of similar import pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incidental Assets” has the meaning set forth in the fourth recital to this Agreement.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person evidenced by notes, loans, letters of credit, mortgages, bonds, debentures or other similar instruments or agreements, (c) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations of such person for breakage and other costs relating to interest rate and currency obligation swaps, hedges or similar arrangements, and (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person.

“Indemnifiable Damages” means any and all liabilities, losses, claims, judgments, damages, fines, penalties, environmental response costs, natural resource damages, expenses and costs (including reasonable counsel fees and costs and expenses incurred in connection therewith), together with interest thereon from the date such damages are incurred at an interest rate equal to the prime rate in effect on the Closing Date as reported in the national edition of The Wall Street Journal and as revised on each anniversary of the Closing Date by reference to the prime rate reported in the national edition of The Wall Street Journal for such anniversary date or, if the anniversary date falls on a Saturday, Sunday or other day on which The Wall Street Journal is not published, the next day on which The Wall Street Journal is published.

“Indemnitor” has the meaning set forth in Section 7.2(c).

“Insurance Proceeds” means those monies (a) received by a member of the Seller Group (other than Seller) from an insurance carrier or (b) paid by an insurance carrier on behalf of a member of the Seller Group (other than Seller), in either case, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such member of the Seller Group.

“Intellectual Property” means all: (a) United States and foreign patents, patent applications, and patent disclosures, together with all continuations, continuations in part, divisions, reissues, revisions, extensions and reexaminations thereof and all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (b) United States and foreign trademarks, service marks, trade dress, logos, trade names, brand names, and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated with the foregoing and registrations and applications and renewals associated with any of the foregoing; (c) works of authorship (whether or not copyrightable and whether or not published) including, without limitation, all product manuals, marketing brochures, training materials and web site content, and all United States and foreign copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software (in both source code and object code form), data and documentation; (f) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information; and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Claims” has the meaning set forth in Section 3.7(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.16(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 5.20.

“Inventory” means all of the inventory of raw materials, work-in-process, parts, scrap, wrapping, operating supplies and packaging items and finished goods (including any in-transit or mill direct inventory, obsolescences and other inventory reserves, and lower of FIFO cost or market inventory reserves, but excluding all LIFO reserves) of the members of the Seller Group, except for (a) such finished goods as have been purchased by customers of members of the Seller Group and are being held, stored or retained for such customers and (b) all supplies and raw materials owned by third parties.

“JAMS” has the meaning set forth in Section 7.3.

“Knowledge” as used in the phrases “to the knowledge of Seller,” or “to Seller’s knowledge” or similar references to the knowledge of Seller means the actual knowledge of those persons set forth in Section 1(b) of the Disclosure Schedule.

“Leased Property” means those parcels of real property leased by a member of the Seller Group (as tenant) pursuant to the Leases, together with (a) all of such member’s right, title and interest in and to the Fixtures and Improvements located on such real property, if any, (b) all of such member’s right, title and interest in and to all easements, rights, and privileges appurtenant thereto, if any, and (c) all options to renew or extend the term of such Leases or to purchase all or any part of such real property, if any.

“Leases” means all leases and subleases of real property listed in Section 3.4(b) of the Disclosure Schedule, including any amendments or modifications thereto, and “Lease” means any one of them.

“Lenders” means the lending institutions that are parties to the Credit Agreement.

“License Agreements” has the meaning set forth in Section 3.7(a)(ii).

“LLC Subsidiaries” means those First Tier Subsidiaries and Second Tier Subsidiaries that have been formed as limited liability companies or unlimited liability companies under the applicable business organization law of one of the states of the United States or one of the provinces of Canada and that are listed in Section 3.1(c) of the Disclosure Schedule.

“LP Interest” has the meaning set forth in the last paragraph of Section 2.1.

“LP Subsidiaries” means those Second Tier Subsidiaries that have been formed as limited partnerships under the applicable limited partnership law of one of the states of the United States and that are listed in Section 3.1(d) of the Disclosure Schedule.

“Management Investor Term Sheet” has the meaning set forth in the seventh recital of this Agreement.

“Management Investors” has the meaning set forth in the seventh recital of this Agreement.

“Material Adverse Effect” means any occurrence, event or circumstance that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or operations of the members of the Seller Group, considered as a whole, or (ii) the ability of Seller to consummate or perform the transactions contemplated hereby; in each case other than adverse effects from events, changes or occurrences (a) in the general economy or capital markets in the United States, (b) generally affecting other persons engaged in the same business as the Business and not disproportionately affecting the Business, or (c) arising from the announcement of the pendency of the Transaction.

“Material Leased Property” means those certain parcels of Leased Property leased by a member of the Seller Group (as tenant) pursuant to the Material Leases.

“Material Leases” means the Leases that are marked with an asterisk on Schedule 3.4(b) of the Disclosure Schedule.

“Maximum Premium” has the meaning set forth in Section 7.6(b).

“Monthly Capital Expenditures Budget” has the meaning set forth in Section 3.17(b)(xi).

“Monthly Financial Statements” has the meaning set forth in Section 5.20.

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) of ERISA.

“Neutral Accountants” means KPMG LLC, or any other firm of independent certified public accountants that is mutually acceptable to Seller and Buyer.

“Organizational Documents” means (a) the charter documents and bylaws of Seller and the Corporate Subsidiaries, (b) the certificates of formation, articles of organization, limited liability company agreements or regulations, as applicable, of the LLC Subsidiaries and (c) the certificates of limited partnership and the agreements of limited partnership of the LP Subsidiaries.

“Other Claims” means all matters of the type referred to in Section 3.5 other than Claims of Environmental Liability, Environmental Exposure Claims, Product Liability Claims, Product Warranty Claims, Workers’ Compensation Claims, Intellectual Property Claims and Employee Claims.

“Other Current Assets” means all prepaid and deferred items (including prepaid rent and other prepaid expenses), credits and deposits, rights of offset and credits and claims for refund (other than Tax refunds arising from or pertaining to the Pre-Closing Tax Period) generated or incurred by the members of the Seller Group.

“Overlap Period” means any Tax Period that includes but does not end on the Closing Date.

“Overlap Period Tax Proceeding” has the meaning set forth in Section 5.14(i).

“PBCs” has the meaning set forth in the definition of Hazardous Substances.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Past Service” has the meaning set forth in Section 5.18(b)(ii).

“Permits” means licenses, certificates, permits, franchises, approvals, authorizations, consents, orders or exemptions of, agreements, filings and registrations with, and notifications to any Government Authority and other similar authorizations and rights relating to the Business.

“Permitted Encumbrances” means all Encumbrances arising in connection with the Credit Agreement, which will not survive the Closing.

“Permitted Exceptions” means:

(a) all liens for Taxes and assessments, both general and special, and other governmental charges which are not yet due and payable;

(b) all liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(c) all licenses, including those relating to Intellectual Property, granted by a member of the Seller Group in connection with sales of products in the ordinary course of business, consistent with past practice but not including any such license granting any third person the sole or exclusive right to use the Intellectual Property of any member of the Seller Group in any geographic area or with respect to a particular line of business;

(d) all land use (including environmental and wetlands regulations), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such authority affecting any parcel of real property or any leasehold interest in real property, as the case may be;

(e) all easements, rights-of-way, covenants, conditions, restrictions, reservations, real property licenses and agreements, and other matters of record affecting any parcel of real property or any leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(f) all encroachments, overlaps, overhangs, unrecorded easements, or any other matters not of record with respect to a parcel of real property or a leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(g) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, and facilities of any nature on, over or under any parcel of real property or leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(h) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting any parcel of real property or leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(i) prior reservations or conveyances of mineral rights or mineral leases of every kind and character;

(j) statutory liens of landlords, statutory liens of banks and rights of setoff, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not yet due and payable; and

(k) with respect to each parcel of real property or leasehold in real property owned or leased by any member of the Seller Group, other imperfections of title, easements and encumbrances (other than items for the payment of Indebtedness which encumber the parcel or leasehold interest, if any), which do not materially adversely affect the marketability, mortgageability or insurability of title to such parcel or leasehold interest or materially detract from the value of or materially interfere with the present use or ownership of such parcel or leasehold interest.

“person” means a natural person, corporation, general or limited partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Authority or other legal entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Overlap Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Overlap Period ending on the Closing Date.

“Product Liability Claims” means all product liability claims or other claims for injury to person or property or financial interest resulting from or relating to products of the Business, whether based on theories of tort, contract, strict liability, express or implied warranty or otherwise.

“Product Warranty Claims” means: (a) all demands for refunds, returns or allowances pertaining to products of the Business, without regard to the date of manufacture, shipment or sale of the product or the design of the product in question; and (b) all claims (other than Product Liability Claims) asserted in accordance with warranties and guarantees issued by any member of the Seller Group.

“Pro Forma Target Liabilities” means any liability reflected on the pro forma balance sheet used by Seller to determine the Target Adjusted Working Capital, which liability is an Excluded Liability or which is a liability that is expected to be paid or discharged in connection with the Closing, including, without limitation, any liability in respect of hedging obligations in connection with Seller’s existing credit agreement. The amount of such liability shall be the amount so reflected on such pro forma balance sheet used by Seller and Buyer Entities to determine the Target Adjusted Working Capital.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“QSSS Entities” means each Corporate Subsidiary that is referenced with a double asterisk in Section 3.1(b) of the Disclosure Schedule.

“RCRA” has the meaning set forth in the definition of “Environmental Law.”

“Real Property” means the parcels of real property owned by members of the Seller Group, including those more particularly described in Section 3.4(a) of the Disclosure Schedule, together with: (a) the Fixtures and Improvements located thereon; (b) all easements, rights and privileges appurtenant thereto; (c) any interest held in land in the bed of any street or road in front of or adjoining such real property; and (d) any reversionary rights attributable thereto.

“Receivables” means all of the accounts receivable, notes receivable and advance payments generated or incurred by members of the Seller Group (including allowances for deductions from remittances, airline travel advances, employee advances, rebates receivable, deposits on bids, other receivables and claims receivables, less allowances for doubtful accounts and excluding intercompany receivables).

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, abandoning or migrating into the environment.

“SEC” has the meaning set forth in Section 5.20(b)(ii).

“Second Tier Equity Interests” has the meaning set forth in the second recital to this Agreement.

“Second Tier Subsidiaries” has the meaning set forth in the second recital to this Agreement.

“Section 2.4 Employee Obligations” has the meaning set forth in Section 2.4(e).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller FSA” has the meaning set forth in Section 5.18(c).

“Seller Group” means collectively Seller and the Subsidiaries.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Seller Indemnified Tax Liabilities” has the meaning set forth in Section 5.14(a).

“Seller’s Benefit Plans” has the meaning set forth in Section 3.11(b).

“Series A Stock” has the meaning set forth in the sixth recital to this Agreement.

“Series B Stock” means the shares of Series B Common Stock, $0.01 par value, of Seller.

“Shares” has the meaning specified in Section 3.1(g).

“Signatory Member” has the meaning set forth in Section 3.10(b).

“Statement of Net Working Capital” has the meaning set forth in Section 2.6(a).

“Subsidiaries” has the meaning set forth in the fourth recital to this Agreement.

“Target Adjusted Working Capital” means Two Hundred Thirty Eight Million Dollars ($238,000,000).

“Tax or Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county and other income, franchise, profits, capital gains, capital stock, capital structure, alternative or add on minimum, gross receipts, sales, use, service, ad valorem, energy, employment, property, excise, occupation, capital, environmental, severance, production, windfall profits, premium, transfer, workers’ compensation, social security, stamp, payroll, unemployment, disability, withholding or similar taxes and any other tax or other governmental fee, duty, assessment or charge of any kind whatsoever imposed by any country or political subdivision thereof (whether payable directly or by withholding), and all estimated taxes, deficiency assessments, additions to tax and additional amounts imposed by any governmental authority (domestic or foreign), together with all interest and all penalties imposed with respect thereto.

“Tax Authority” means any Government Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Proceeding” has the meaning provided such term in Section 5.14(h).

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority or jurisdiction with respect to Taxes, including any amendments thereto.

“Third Party Claim” has the meaning set forth in Section 7.2(c).

“Transaction” has the meaning set forth in the fifth recital to this Agreement.

“Transferring Employees” has the meaning set forth in Section 5.18(a)(i).

“Unconsolidated Corporate Subsidiaries” means those Corporate Subsidiaries that are referenced with a triangle in Section 3.1(b) of the Disclosure Schedule.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

“Workers’ Compensation Claims” means any and all claims under workers’ compensation laws in respect of or arising in connection with occurrences involving employees of a member of the Seller Group.

“Working Capital Adjustment Estimate” has the meaning set forth in Section 2.5(b).

“Working Capital Estimate” has the meaning set forth in Section 2.5(b).

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale.

On the terms and subject to the satisfaction or waiver of the conditions set forth herein and as partial consideration for receipt of payment of the Purchase Price, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall, and Parent shall cause Buyer to, purchase, acquire and accept from Seller, all of the Equity Interests, free and clear of all Encumbrances, and all of its right, title and interest in, to and under all of the Incidental Assets, other than the Excluded Assets, free and clear of all Encumbrances, other than Permitted Exceptions (collectively with the Equity Interests, sometimes, the “Purchased Assets”), including, without limitation, all right, title and interest of Seller in, to and under:

(a) all of the assets of Seller reflected on the Interim Balance Sheet, except those disposed of or converted into cash after the date of such balance sheet in the ordinary course of business consistent with past practices, including (i) the outstanding Equity Interests, (ii) the Incidental Assets set forth in Section 2.1(a)(ii) of the Disclosure Schedule and (iii) the Business as a going concern and all goodwill of Seller associated with the Business;

(b) the name “Goodman” and any derivations thereof and associated logos, and all goodwill associated with the foregoing; provided, however, that the foregoing shall not prevent any member of the Goodman family from using the Goodman name in a business that does not and could not reasonably be expected to (i) compete with the Business or (ii) in any way detract from or impair the value of the Business.

(c) all rights of Seller under the APA Agreement; and

(d) except for the Excluded Assets, all other assets, tangible or intangible, owned by Seller, including (i) all past, present and future claims, chooses in action and rights of action by Seller against third parties arising from events, acts, omissions or circumstances on or before the Closing Date; (ii) all claims for refunds (other than Taxes) of governmental charges or assessments arising from or pertaining to periods, activities, operations or events occurring on or prior to the Closing Date; and (iii) all insurance policies (and the proceeds therefrom) providing coverage for the Business, the Subsidiaries, the Purchased Assets and the Assumed Liabilities.

In furtherance of the foregoing, Seller shall cause Goodman Holding Company, L.L.C. to sell, transfer, convey, assign and deliver directly to Buyer its entire limited partner interest in Goodman Manufacturing Company, L.P. (the “LP Interest”) immediately prior to the purchase of the Equity Interests of Goodman Holding Company, L.L.C. by Buyer or a designated affiliate of Buyer.

Section 2.2 Excluded Assets.

The assets listed below shall be retained by Seller and shall not be transferred to or assumed by Buyer (the “Excluded Assets”):

(a) any cash, bank deposits, cash equivalents or similar cash items held by Seller;

(b) all of Seller’s claims for refunds of Taxes arising from or pertaining to Pre-Closing Tax Periods, which are not included in the determination of Adjusted Working Capital;

(c) any books and records of Seller that Seller is required by law to retain; provided that Seller shall provide Buyer with copies of such retained books and records that relate to the Business or any of the Purchased Assets;

(d) the assets, if any, of Seller set forth in Section 2.2(d) to the Disclosure Schedule; and

(e) all rights of Seller pursuant to this Agreement and the instruments delivered hereunder.

Section 2.3 Assumed Liabilities.

As partial consideration for consummation of the Transaction, at the Closing Buyer shall, and Parent shall cause Buyer to, assume and agree to perform all the debts, obligations and liabilities of Seller, whether known, unknown, fixed, contingent or otherwise, including without limitation the following (the “Assumed Liabilities”), other than Excluded Liabilities:

(a) all liabilities, obligations, costs and expenses of Seller arising out of or relating to the operation of the Business (other than Taxes), including those that relate to or arise out of the performance of Seller’s Contracts, Leases, Permits and other commercial arrangements set forth in Section 2.3(a) of the Disclosure Schedule and Seller’s guarantees of the obligations of its Subsidiaries under their Contracts, Leases, Permits and other commercial arrangements;

(b) all Accounts Payable of Seller;

(c) all Assumed Claims relating to Seller;

(d) all obligations and liabilities of Seller under the APA Agreement;

(e) all obligations and liabilities of Seller under the indemnity agreements with its directors, executive officers and others set forth in Section 2.3(e) of the Disclosure Schedule relating to or arising from events occurring on or prior to the Closing Date;

(f) all obligations and liabilities of Seller under Seller’s Benefit Plans other than the Section 2.4 Employee Obligations (to the maximum extent permitted by law); and

(g) all Permitted Exceptions, and all other Encumbrances other than Permitted Encumbrances, obligations and liabilities that are expressly identified as Assumed Liabilities in this Agreement or in the Disclosure Schedule.

Section 2.4 Excluded Liabilities.

Seller shall retain the following debts, obligations and liabilities (known, unknown, fixed, contingent or otherwise) of Seller (the “Excluded Liabilities”):

(a) except as contemplated by Section 2.9 below, any liability of Seller for Taxes, and any penalties, interest, fines or assessments with respect thereto, for Pre-Closing Tax Periods;

(b) obligations or expenses of Seller in connection with the Transaction, including, without limitation, legal and accounting fees and expenses and brokerage and finders’ fees due including obligations under its agreements and arrangements with Goldman, Sachs & Co.;

(c) all obligations in respect of Indebtedness of Seller, including Indebtedness, obligations or expenses of Seller under the Credit Agreement;

(d) those liabilities retained by Seller pursuant to Section 5.14;

(e) the liabilities or obligations of Seller to employees pursuant to the Seller’s Benefit Plans set forth in Section 2.4(e) to the Disclosure Schedule (the “Section 2.4 Employee Obligations”) or to the employees set forth in Item 1, Section 5.18(a) of the Disclosure Schedule;

(f) all liabilities and obligations relating to the Excluded Assets;

(g) all liabilities and obligations relating to any shareholder agreements, voting rights agreements or other agreements, Indebtedness or obligations to any direct or indirect shareholder of Seller or any termination (or negotiations leading to the termination) thereof;

(h) the liabilities and obligations, if any, of Seller set forth in Section 2.4(h) to the Disclosure Schedule; and

(i) all other liabilities or obligations undertaken by Seller pursuant to the other provisions of this Agreement and the instruments delivered hereunder.

Section 2.5 Purchase Price.

(a) Subject to any adjustment in accordance with this Section 2.5, Section 2.6 or Section 6.2(g), the purchase price (the “Purchase Price”) payable in consideration of the sale, transfer, conveyance, assignment and delivery (i) by Seller of the Equity Interests and the Incidental Assets (in addition to assuming the Assumed Liabilities) and (ii) by Goodman Holding Company, L.L.C. of the LP Interest shall be an amount equal to $1,422,500,000 (a portion of which shall be allocated to the agreement not to compete in Section 5.15, such amount to be set forth on the Allocation Schedule). Buyer will pay the Purchase Price (as adjusted in accordance with Section 2.5(b) and/or Section 6.2(g)) to Seller at Closing, by wire transfer in immediately available funds to an account designated by John B. Goodman on behalf of Seller.

(b) At least ten (10) days prior to the Closing, Seller shall deliver to Buyer its good faith estimate of the Adjusted Working Capital (the “Working Capital Estimate”), together with reasonably detailed supporting documentation and work papers. If the Working Capital Estimate minus the Target Adjusted Working Capital (such difference, which may be a positive or negative number, the “Working Capital Adjustment Estimate”) (A) is equal to a negative number, at Closing the Purchase Price payable by Buyer shall be decreased by an amount equal to the absolute value of the Working Capital Adjustment Estimate, or (B) is equal to a positive number, at Closing the Purchase Price payable by Buyer shall be increased by an amount equal to the Working Capital Adjustment Estimate. Except as specifically provided in the definitions thereof, the Working Capital Estimate, Adjusted Working Capital and all components thereof shall be prepared from the books and records of the members of the Seller Group in accordance with GAAP, applied on a consistent basis and shall present fairly the financial position of the members of the Seller Group as of the Closing Date.

(c) If between the date of this Agreement and the Closing Date, there is any loss, destruction or other physical damage to any real property or personal property of any member of the Seller Group (other than Excluded Assets or substantially immaterial personal property) resulting from a fire, accident or other casualty, whether or not insured, or any taking of any such real property by condemnation (collectively, a “Business Loss”), then Seller shall promptly give notice to Buyer of such Business Loss. The Purchase Price shall be reduced by an amount equal to a binding estimate to be obtained by Seller from a qualified construction contractor or other expert reasonably satisfactory to Buyer of the cost required for such contractor or expert on a fixed-bid basis to restore such real property or personal property substantially to its condition prior to such Business Loss, or the reasonably estimated value of the member of the Seller Group’s interest in any condemned real property, plus in each case an amount sufficient to compensate Buyer for the business interruption related to such Business Loss subsequent to the Closing, as determined by such expert, less the aggregate amount of Insurance Proceeds (including business interruption Insurance Proceeds) paid over or assigned to Buyer in respect thereof on or prior to the Closing Date. The member of the Seller Group that suffered the Business Loss shall also assign to Buyer at the Closing the right to any business interruption Insurance Proceeds, if any, received by such member of the Seller Group with respect to such Business Loss applicable to periods subsequent to the Closing.

Section 2.6 Determination of Adjusted Working Capital.

(a) As promptly as practical after the Closing Date, and in any event no later than 60 days thereafter, Buyer shall prepare and deliver to Seller an unaudited statement of working capital with respect to the Business as of the Closing Date, but immediately prior to the Closing and prior to giving effect to any purchase accounting adjustments made by Buyer (the “Statement of Net Working Capital”), showing the Adjusted Working Capital determined in a manner consistent with this Agreement, including the last sentence of Section 2.5(b).

(b) After Buyer’s delivery to Seller of the Statement of Net Working Capital, Seller and its representatives shall be afforded the opportunity to review and inspect at reasonable times all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Net Working Capital and to consult with Buyer and its representatives, if necessary, regarding the methods used in the preparation of the Statement of Net Working Capital.

(c) The Adjusted Working Capital as shown on the Statement of Net Working Capital prepared by Buyer shall be final, conclusive and binding for purposes of this Agreement, unless Seller shall give written notice of disagreement with any values thereon within 20 business days following its receipt of the Statement of Net Working Capital, specifying in reasonable detail the nature and extent of such disagreement; provided that the basis of any such disagreement shall be limited to the failure of the calculation of Adjusted Working Capital to have been determined on a basis consistent with the last sentence of Section 2.5(b). Seller shall not be permitted to give a notice of disagreement with respect to the Statement of Net Working Capital prepared by Buyer unless the amount in dispute exceeds Two Hundred Fifty Thousand Dollars ($250,000).

(d) If within 60 business days following receipt by Seller of a notice of the type referred to in subsection (c) above, Seller and Buyer, after devoting substantive time and attention to good faith negotiations, are unable to resolve any disagreement with respect to the Statement of Net Working Capital so that the amount then disputed by Seller exceeds Two Hundred Fifty Thousand Dollars ($250,000), the disagreement shall be submitted for resolution to the Neutral Accountants. The Neutral Accountants shall act as an arbitrator to determine and resolve only those issues still in dispute. The Neutral Accountants’ resolution shall be made within 30 days of the submission of the dispute unless the parties mutually agree otherwise, shall be in a manner which is consistent with this Agreement, including Section 2.5(b), shall be set forth in a written statement delivered to Seller and Buyer setting forth the reasons for their determination, and shall be final, conclusive and binding on Seller and Buyer.

The fees and expenses of the Neutral Accountants in connection with any such determination shall be apportioned between Seller and Buyer by the Neutral Accountants based upon the inverse proportion of disputed amounts resolved in favor of each party (i.e. so that the prevailing party bears a lesser amount of such fees and expenses). Otherwise, Buyer and Seller shall each pay their own costs incurred in connection with this Section 2.6, including the fees and expenses of their respective accountants and legal counsel, if any.

Section 2.7 Payment of Adjusted Purchase Price.

Promptly following the final determination of Adjusted Working Capital as provided in Section 2.6, but in no event later than ten days after such determination:

(a) if the Adjusted Working Capital minus the Target Working Capital (such difference, which may be a positive or negative number, the “Working Capital Adjustment”) is greater than the Working Capital Adjustment Estimate, Buyer shall wire transfer in immediately available funds to Seller an amount equal to such difference; or

(b) if the Working Capital Adjustment is less than the Working Capital Adjustment Estimate, Seller shall wire transfer to Buyer in immediately available funds the amount of such excess.

Any payment required to be made pursuant to this Section 2.7 shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in the national edition of The Wall Street Journal. All wire transfers hereunder shall be to such account as the recipient thereof may designate in writing for that purpose.

Section 2.8 Allocation of Purchase Price.

Buyer and Seller agree that the Purchase Price shall be allocated among the assets included in the Purchased Assets and the covenant not to compete granted pursuant to Section 5.15 in accordance with a schedule (the “Allocation Schedule”), which shall be agreed upon by Seller and Buyer at least five days prior to the Closing Date, unless extended by mutual agreement. The Allocation Schedule shall further reallocate the portion of the Purchase Price allocated to each Flow-Through Entity among that entity’s respective assets in accordance with Section 2.8 of the Disclosure Schedule. Seller and Buyer shall supplement such schedule at the Closing to reflect the composition of the Purchased Assets actually delivered by Seller to Buyer pursuant hereto. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Seller and Buyer agree to complete and timely file Internal Revenue Service Form 8594 in accordance with the Allocation Schedule (as agreed upon by the Buyer and Seller pursuant to this Section 2.8) and to furnish each other with a copy of such form prepared in draft form at least 45 days prior to the filing due date of such form. Neither Seller nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with the Allocation Schedule, unless required by law. Seller and Buyer also agree to revise such Form 8594 after all adjustments, if any, have been made to the Purchase Price in accordance with Section 2.6.

Section 2.9 Certain Costs, Fees and Expenses.

Each of Seller and Buyer shall pay one-half of: (a) all costs and expenses relating to any estoppel agreements from the lessors of the Leased Property reasonably required by Buyer; (b) all necessary consents and approvals required for the transfer of any Intellectual Property of Seller; (c) all filing fees required in connection with filing of the Notification and Report Forms under the HSR Act; and (d) any sales, use, transfer, value added (to the extent not creditable), stock, documentary and real property transfer Tax, fees or similar Taxes or charges and all recording and filing fees that may be imposed, assessed against or incurred by either party to this Agreement as a result of the Transaction; provided, however, that the parties to this Agreement shall fully cooperate with each other to minimize the aggregate amounts that would otherwise be payable under this Section 2.9 (including the filing of any bulk or occasional sales notification or similar filings with the appropriate Tax Authorities).

Section 2.10 Receipts After Closing.

After the Closing, Seller may receive funds, proceeds, contributions, refunds, rebates, payments or receipts that are attributable to the Purchased Assets and are properly allocable to Buyer under the terms of this Agreement. Seller agrees to remit or cause to be remitted any of the foregoing to Buyer promptly upon receipt. Buyer agrees to remit to Seller promptly upon Buyer’s receipt, any funds, proceeds, contributions, rebates, payments or receipts that are attributable to the Excluded Assets and are properly allocable to Seller under the terms of this Agreement. After the Closing, Seller may receive invoices, bills, statements and other claims for the costs attributable to the operation of the Business that are properly payable by Buyer. Any of the foregoing received by Seller will be promptly forwarded to Buyer.

Section 2.11 Withholding Taxes.

Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, recognizing that each Buyer Entity is relying on the contents of this Article III as a material inducement to its execution, delivery and performance of this Agreement, hereby represents and warrants to and covenants and agrees with each Buyer Entity as of the date hereof and as of the Closing Date, or if a different date is set forth in such representation and warranty, as of such date, as follows:

Section 3.1 Organization, Good Standing, Authority and Capitalization.

(a) Incorporation and Good Standing of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction set forth in Section 3.1(a) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect), and has the corporate power and authority necessary to own, lease or license and operate its properties and assets and to conduct the aspects of the Business in which it is engaged as currently conducted.

(b) Incorporation and Good Standing of Corporate Subsidiaries. Each of the Corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation set forth in Section 3.1(b) of the Disclosure Schedule, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction set forth in Section 3.1(b) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect), and has the corporate power and authority necessary to own, lease or license and operate its properties and assets and to conduct the aspects of the Business in which it is engaged as currently conducted.

(c) Organization and Good Standing of LLC Subsidiaries. Each of the LLC Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Section 3.1(c) of the Disclosure Schedule, is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction set forth in Section 3.1(c) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect), and has the limited liability company power and authority necessary to own, lease or license and operate its properties and assets and to conduct the aspects of the Business in which it is engaged as currently conducted.

(d) Formation and Good Standing of LP Subsidiaries. Each of the LP Subsidiaries is a limited partnership duly formed and validly existing and in good standing as a limited partnership under the laws of the state of its formation set forth in Section 3.1(d) of the Disclosure Schedule, is duly qualified to do business and in good standing as a foreign limited partnership in each jurisdiction set forth in Schedule 3.1(d) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to so qualify or be in good standing would not have a Material Adverse Effect), and has the limited partnership power and authority necessary to own, lease or license and operate its properties and assets and to conduct the aspects of the Business in which it is engaged as currently conducted.

(e) No Other Subsidiaries. Except for the Subsidiaries and as otherwise set forth in Section 3.1(e) of the Disclosure Schedule, Seller does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other Equity Securities in any corporation, limited liability company, general or limited partnership, joint venture or other person or (ii) control any corporation, limited liability company, general or limited partnership, joint venture or other person.

(f) Authority and Approval. Seller has the corporate power and authority to execute and deliver this Agreement, to consummate the Transaction and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery by Seller of this Agreement, the performance by Seller of all the terms and conditions hereof to be performed by it (including the other agreements, instruments and documents to be executed and delivered by Seller hereunder) and the consummation of the Transaction have been duly authorized and approved by the Board of Directors of Seller and the holders of Series A Stock. No approval of the shareholders of Seller is required in connection with the consummation of the Transaction other than the Consent of Shareholders attached to this Agreement, which consent has been obtained. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and each of the other agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith has been duly authorized and, upon execution and delivery by Seller, will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except in each case as such enforcement may be limited by Bankruptcy Exceptions.

(g) Capitalization of Seller and Subsidiaries. The entire authorized capital stock of Seller consists of 19,530,804 shares, par value one cent ($0.01) per share, of which: (i) 1,168 shares are issued and outstanding, fully paid and nonassessable and are designated as Series A Stock and (ii) 18,805,744 shares are issued and outstanding, fully paid and nonassessable and are designated as Series B Stock. Except as to voting rights, each share of Series A Stock and each share of Series B Stock (collectively, the “Shares”) have identical rights and privileges in every respect. The holders of shares of Series A Stock have the sole right to vote upon all matters submitted to a vote of the shareholders of Seller, except in those instances where the holders of Series B Stock are entitled to vote as a matter of applicable law. The authorized and outstanding Equity Interests and Second Tier Equity Interests of each of the Subsidiaries, as the case may be, are set forth in Section 3.1(g) of the Disclosure Schedule and constitute all of the issued and outstanding Equity Securities of the Subsidiaries and are owned of record and beneficially by a member of the Seller Group. All shares of capital stock of the Corporate Subsidiaries are issued and outstanding, fully paid and non-assessable and none of such shares were issued in violation of preemptive rights. Except as set forth in Section 3.1(g) of the Disclosure Schedule, there are no outstanding subscriptions, options, convertible securities, warrants, calls, rights or agreements of any kind to purchase or otherwise acquire or otherwise relating to, or any preemptive rights with respect to, any Equity Security of any of the Subsidiaries. At the Closing, Seller will have full legal right to sell, assign and transfer the Equity Interests to Buyer and will, upon the assignment and/or delivery of the Equity Interests to Buyer pursuant to the terms of this Agreement, transfer to Buyer good and valid title to the Equity Interests free and clear of all Encumbrances.

(h) Partnership Agreements. Each partnership agreement relating to a LP Subsidiary: (i) has been duly authorized, executed and delivered by each general and limited partner party thereto and (ii) constitutes a valid and legal binding obligation of each general partner named therein, enforceable in accordance with its terms, except as such enforcement may be limited by Bankruptcy Exceptions.

(i) True, correct and complete copies of the Organizational Documents of the Subsidiaries, as in effect on the date hereof, have been furnished to Buyer.

Section 3.2 Absence of Conflicts and Consent Requirements.

Except as set forth in Section 3.2 of the Disclosure Schedule, Seller’s execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby do not: (a) conflict with or violate, the Organizational

Documents of any member of the Seller Group; or (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, declare a default or declare an acceleration under, the terms of any Business Agreement; (c) result in the imposition of any Encumbrance on any material assets of any member of the Seller Group or (d) violate in any material respect any judgment, order, decree or, any law, statute, regulation or other judicial or governmental restriction to which any member of the Seller Group is subject. Except for compliance with the HSR Act, and as otherwise noted in Section 3.2 of the Disclosure Schedule, there is no requirement applicable to Seller or any other member of the Seller Group to make any filing with, or to obtain any Permit, authorization, consent or approval of, any Government Authority or any third party, in connection with Seller’s execution and delivery of this Agreement, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

Section 3.3 Environmental Matters. Except as set forth in Section 3.3 of the Disclosure Schedule:

(a) the operations of the Business by the members of the Seller Group comply and since January 1, 2000 have complied in each case in all material respects with Environmental Law;

(b) each member of the Seller Group holds all material environmental, health and safety Permits necessary for its operations as currently conducted, all such Permits are valid and in full force and effect, and each member of the Seller Group is in material compliance with the terms and conditions of such Permits;

(c) no member of the Seller Group, or any of its present or former property or operations, is subject to any on-going investigation by, order or information request from or agreement with any person or entity respecting any Claim of Environmental Liability;

(d) no member of the Seller Group is subject to any pending or, to Seller’s knowledge, threatened judicial or administrative proceeding, or to any order, judgment, decree or settlement, all liabilities and obligations under which have not been fully resolved, in each case alleging or addressing a material violation of or liability under any Environmental Law;

(e) no member of the Seller Group has:

(i) reported a Release of a Hazardous Substance pursuant to Section 103(a) of CERCLA or any state equivalent;

(ii) filed a notice pursuant to Section 103(c) of CERCLA; or

(iii) filed any notice under any Environmental Law reporting a material violation of any Environmental Law;

(f) there is not now located on or in any of properties currently or formerly owned, occupied or leased by a member of the Seller Group:

(i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires a Permit pursuant to Section 3005 of RCRA; or

(ii) any surface impoundment or underground storage tank that has not been removed in accordance with Environmental Law; or

(iii) to the knowledge of Seller, any landfill or waste pile;

(g) no Hazardous Substances are present in, on, about or migrating to or from any property currently or formerly owned, occupied or leased by any member of the Seller Group that could be expected to give rise to any obligation of or claim against a member of the Seller Group under Environmental Law;

(h) no member of the Seller Group has received any written notice under Environmental Law that it is or may be liable in any material respect to any person (including any Government Authority) as a result of the Release or threatened Release of a Hazardous Substance at any location;

(i) no Encumbrance has attached to any property currently owned or, to the knowledge of Seller, leased by a member of the Seller Group in favor of any Government Authority for: (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Government Authority in response to, a Release or threatened Release of a Hazardous Substance into the environment;

(j) any asbestos-containing material which is on or part of any property currently owned or leased by a member of the Seller Group is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate in any material respect any Environmental Law;

(k) there are no articles, containers or equipment containing PCBs on, at or within any property owned, occupied or leased by a member of Seller Group;

(l) none of the products currently or previously manufactured, distributed or sold by any member of the Seller Group contains or has contained, asbestos or asbestos-containing material;

(m) Seller has provided Buyer with true and complete copies of, or access to, all written environmental and worker health and safety investigations, assessments, studies, audits, tests and reports that have been prepared by or on behalf of any member of Seller Group; and

(n) members of Seller Group maintain and have in force insurance coverage for the Environmental Liabilities and have provided to Buyer a true and complete list of their current and historic insurance coverage for Environmental Liabilities of the members of the Seller Group.

Section 3.4 Ownership of Assets.

(a) Real Property. Section 3.4(a) of the Disclosure Schedule sets forth a list and legal description of all the Real Property owned by any member of the Seller Group. Except as set forth in Section 3.4(a) of the Disclosure Schedule, a member of the Seller Group has good and marketable title to the Real Property, free and clear of any Encumbrances, except for Permitted Exceptions and Permitted Encumbrances.

(b) Leases and Leased Property. Section 3.4(b) of the Disclosure Schedule sets forth a list of all leases and subleases of real property under which a member of the Seller Group is lessee or sublessee of any real property including any amendments or modifications thereto; and, except as set forth in Section 3.4(b) of the Disclosure Schedule, no member of the Seller Group has assigned any Lease to any other person. Except as set forth in Section 3.4(b) of the Disclosure Schedule, each Lease is in full force and effect and constitutes the legal, valid and binding obligation of each member of the Seller Group that is the lessee thereunder and, to the knowledge of Seller, any other parties thereto. Except as set forth in Section 3.4(b) of the Disclosure Schedule, all rent and other payments due under each Lease have been paid and there are no existing material defaults with respect to any Lease (or events or conditions which, with notice or lapse of time or both, would constitute a material default) of any member of the Seller Group that is a lessee thereunder. To the knowledge of Seller, except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no existing material defaults of any of the other parties thereto (or events or conditions which, with notice or lapse of time or both, would constitute a material default). Except as set forth in Section 3.4(b) of the Disclosure Schedule, each member of the Seller Group that is the lessee thereunder has the right to quiet enjoyment of each Leased Property for the full term of the related Lease, and the leasehold or other interest of the member of the Seller Group in the Leased Property is not subject or subordinate to any Encumbrance except for Permitted Exceptions and Permitted Encumbrances. Complete and correct copies of all Leases, together with any existing title opinions, surveys and appraisals in the possession of Seller or any policies of title insurance currently in force and in the possession of Seller with respect to each parcel of Leased Property, have heretofore been made available to Buyer by Seller.

(c) Condemnation. To the knowledge of Seller: (i) neither the whole nor any part of the Real Property or the Leased Property is subject to any pending suit for condemnation or other taking by any Government Authority and (ii) no such condemnation or other taking is threatened or contemplated.

(d) Personal Property. Section 3.4(d) of the Disclosure Schedule sets forth a representative list, dated as of the date of the Interim Balance Sheet, of all Equipment and other tangible personal property owned leased, licensed or used by the members of the Seller Group. Except as set forth in Section 3.4(d) of the Disclosure Schedule, a member of the Seller Group has good and marketable title to, or a valid leasehold interest in, or valid rights to use, as the case may be, all Equipment and other items of tangible personal property and all items of intangible property used in the Business, including all items reflected on the Interim Balance Sheet, free and clear of any Encumbrances, except for Permitted Exceptions and Permitted Encumbrances and other minor Encumbrances that in the aggregate are not substantial in amount and do not materially detract from the value of the assets subject thereto or materially interfere with the present use thereof. Such Equipment and other items of tangible personal property are structurally sound, in good operating condition (subject to normal wear and tear), and are otherwise of the quality usable in the regular and ordinary course of business consistent with past practice.

(e) Sufficiency of Purchased Assets. The Purchased Assets encompass all of the assets, properties (other than the cash component of working capital) and rights reasonably necessary for the operation of the Business by the Subsidiaries after the Closing Date, consistent with the operations of the Business by the members of the Seller Group as conducted as of the date of the Interim Balance Sheet and as currently conducted.

Section 3.5 Litigation.

Except as set forth in Section 3.5-1 of the Disclosure Schedule and as provided in Section 3.3 with respect to Environmental Matters, Section 3.7(b) with respect to Intellectual Property Claims, and Section 3.13 with respect to Tax matters, there is no claim, action, proceeding or investigation pending or, to Seller’s knowledge, threatened, and there is no outstanding writ, order, decree, injunction, award or judgment: (a) against, affecting or relating to any member of the Seller Group or the Business, including Claims of Environmental Liability, Environmental Exposure Claims, Product Liability Claims, Product Warranty Claims and Workers’ Compensation Claims; (b) that calls into question the authority or right of Seller to enter into this Agreement and consummate the Transaction; or (c) that would otherwise prevent or delay the Transaction. Except as set forth in Section 3.5-2 of the Disclosure Schedule, each of the claims listed in Section 3.5-1 of the Disclosure Schedule is covered by applicable insurance policies of the members of the Seller Group, including with respect to punitive damages and attorneys fees, except where such matters will result in a claim below the applicable self-insurance retention or deductible amount.

Section 3.6 Permits and Compliance With Law.

Except as set forth in Section 3.6 of the Disclosure Schedule and except as provided in Section 3.3 of the Disclosure Schedule with respect to environmental matters and in Section 3.11 of the Disclosure Schedule with respect to labor and employment matters:

(a) the members of the Seller Group hold all material Permits which are necessary for the current ownership of their respective assets and to conduct the Business as presently carried on by the members of the Seller Group;

(b) the members of the Seller Group have conducted the Business in all material respects so as to comply with all laws, statutes, ordinances, rules, regulations and orders of any Government Authority applicable to the Business and no member of Seller Group has received notice that it is not in compliance thereof; and

(c) each member of the Seller Group has fulfilled and performed in all material respects its obligations under each Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such material Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such material Permit, or which would materially adversely affect the rights of any member of the Seller Group under any such material Permit; (ii) no notice of cancellation, of default or of any dispute concerning any material Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Seller; and (iii) each Permit is valid, subsisting and in full force and effect.

Section 3.7 Intellectual Property Rights.

(a) Schedule. Section 3.7(a) of the Disclosure Schedule sets forth a true and correct list of:

(i) all Intellectual Property owned by a member of the Seller Group, including the owner of record if registered or registration has been applied for, registration or application date, registration or application number, jurisdiction, expiration date and other information sufficient to identify and distinguish it; and

(ii) all contracts, licenses, assignments, royalty agreements, settlements, judgments, permissions and decrees (collectively, “License Agreements”) pursuant to which any member of the Seller Group has or acquired the right to use any Intellectual Property of any third person (excluding “off-the-shelf” computer software that is generally available pursuant to a “mass-market license”) and all License Agreements pursuant to which any member of Seller Group has granted to any third person the right to use any of the Intellectual Property referred to in clause (i) above, in each case, including the parties, effective date, term, statutes, subject and Intellectual Property to which they relate.

(b) Claims, etc. Except as set forth in Section 3.7(b) of the Disclosure Schedule, there are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands or allegations pending or, to the knowledge of Seller, threatened, alleging that any member of the Seller Group infringes, misappropriates, misuses, interferes with or otherwise violates any Intellectual Property of any other person (“Intellectual Property Claims”) and, to the knowledge of Seller, there is no basis for any such Intellectual Property Claim. Except as set forth in Section 3.7(b) of the Disclosure Schedule, the operation of the Business as currently conducted by the members of the Seller Group has not and does not infringe, misappropriate, misuse, interfere with or otherwise violate any Intellectual Property of any other person. To the knowledge of Seller, except as set forth in Section 3.7(b) of the Disclosure Schedule, no third person has infringed, misappropriated, misused, interfered with or otherwise violated any Intellectual Property of a member of Seller Group.

(c) Ownership. Except as otherwise referred to in Section 3.7(c) of the Disclosure Schedule, a member of the Seller Group is the sole owner of all of the right, title, and interest in and to the item, in the listed country or jurisdiction, free and clear of any Encumbrances (other than Permitted Encumbrances and Permitted Exceptions).

(d) Validity, etc. Except as set forth in Section 3.7(d) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 3.7(a)(i) of the Disclosure Schedule, (i) the item is in good standing and, to the knowledge of Seller, is valid and enforceable; (ii) all registrations for copyrights, patent rights and trademarks identified in

Section 3.7(a)(i) of the Disclosure Schedule are in full force and, to the knowledge of Seller, valid and all applications to register any unregistered copyrights, patent rights or trademarks so identified are pending and in good standing; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or to the knowledge of Seller, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item in the listed country and/or jurisdiction; (iv) each member of the Seller Group has taken all necessary actions, including the making of all requisite filings, renewals and payments, to maintain such item in full force and effect and (v) each member of the Seller Group has the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of the item, and, to the knowledge of Seller, there is no basis for any such action. Copies of all registrations or current applications relating to the Intellectual Property identified in Section 3.7(a)(i) of the Disclosure Schedule have been made available to Buyer.

(e) Sufficiency. Each item of Intellectual Property owned or used by a member of the Seller Group immediately prior to the Closing hereunder will be owned or available for use by Buyer or a Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. The members of the Seller Group are taking and have taken all actions that are required to maintain, and all actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use.

(f) Trade Secrets. All Intellectual Property owned by the members of the Seller Group that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.

(g) Right to Royalty Payments. No former or current shareholder, employee, director or officer of any member of the Seller Group will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the Business, nor will any such person have any rights to past or future royalty payments or license fees from any member of the Seller Group, deriving from licenses, technology agreements or other Contracts between any such person or any member of Seller Group.

(h) Privacy Policies, etc. The members of the Seller Group’s use and dissemination of any and all data and information concerning users of their web sites is in compliance with all applicable privacy policies or terms of use. The Transaction will not violate any privacy policy or terms of use relating to the use, dissemination, or transfer of such data or information.

Section 3.8 Computer Hardware and Software.

Section 3.8 of the Disclosure Schedule sets forth a list of all computer equipment, computer programs and documentation, and computer services which are owned or licensed by a member of the Seller Group and are material to the continued operation of the Business in a manner consistent with current operations.

Section 3.9 Receivables; Inventories.

Except as set forth in Section 3.9 of the Disclosure Schedule:

(a) Receivables. All of the Receivables of the members of the Seller Group arose or will arise from bona fide sale transactions, and, to the knowledge of Seller, no portion of the Receivables is subject to counterclaim or setoff (other than discounts allowed in the ordinary course of business).

(b) Inventories. The Inventories of the members of the Seller Group (including raw materials, supplies, work-in-process, finished goods and other materials): (i) are in good, merchantable and useable condition; (ii) are located at facilities owned or leased by a member of the Seller Group; (iii) have not been consigned to any third party; and (iv) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other Inventories, of a quality and quantity useable in the ordinary course of business, except for obsolete items that (x) have been written down to estimated net realizable value or (y) are entitled to the benefit of a reserve to achieve the same purpose, in each case in accordance with GAAP.

Section 3.10 Material Contracts.

(a) Schedule. Section 3.10(a) of the Disclosure Schedule lists or describes, as of the date of this Agreement, the following Contracts (including leases of personal property, purchase contracts and commitments) to which a member of the Seller Group is a party or by which it is bound:

(i) all Contracts (x) involving future obligations on the part of a member of the Seller Group (other than those listed on Section 3.11 of the Disclosure Schedule) in an amount which are, individually or in the aggregate, reasonably expected to exceed Seven Hundred Fifty Thousand Dollars ($750,000);

(ii) all Organizational Documents relating to the formation of partnerships and joint ventures:

(iii) all Material Leases;

(iv) all notes, bonds, mortgages, security agreements or other material agreements creating an Encumbrance on the assets of any member of the Seller Group, whether tangible or intangible, guarantees and other material agreements, instruments and evidences of Indebtedness for or relating to any lending by any member of the Seller Group to any person other than a member of the Seller Group (other than Seller) of any amount (exclusive of advances to employees for expenses in the ordinary course of business consistent with past practice) or any borrowing (excluding Excluded Liabilities) by any member of the Seller Group from any person other than a member of the Seller Group (other than Seller);

(v) all forms of Contracts used with dealers,

(vi) all distributor, manufacturer’s representative, commission, consulting and sales agency Contracts;

(vii) all material advertising or public relations Contracts;

(viii) all guarantees by any member of the Seller Group of the obligations of any of its customers, suppliers, officers, directors, employees, affiliates or others;

(ix) all Contracts which limit or restrict where any member of the Seller Group may conduct the Business or the type or line of business in which any member of the Seller Group may engage;

(x) all joint venture, limited liability company, partnership or other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

(xi) all Contracts that involve the purchase or sale of any business or person or any unit or product line thereof or any material assets other than in the ordinary course of business;

(xii) all Contracts that involve the indemnification or similar commitment with respect to the obligations or liabilities of any other person;

(xiii) all employment, severance or change in control Contracts;

(xiv) all Contracts not made in the ordinary course;

(xv) all License Agreements; and

(xvi) all other contracts, agreements, commitments, understandings or instruments which are material to the Business.

(b) Validity, etc. Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) each agreement, together with any amendments and supplements thereto, referred to in Section 3.10(a), Section 3.7(a), Section 3.15, and Section 3.20 of the Disclosure Schedule (the “Business Agreements”) is valid, binding and enforceable against the member of the Seller Group signatory thereto (a “Signatory Member”) and, to Seller’s knowledge, each other party thereto, in each case, in accordance with its terms, subject to Bankruptcy Exceptions; (ii) each Signatory Member has fulfilled and performed its material obligations under each of the Business Agreements and no Signatory Member has received notice of material default or breach under, or termination of, any Business Agreement; (iii) to Seller’s knowledge, no other party to any Business Agreement is in material breach or default of the terms of such Business Agreement; (iv) to Seller’s knowledge, there does not exist under any provision of any Business Agreement, any event that, with the giving of notice or the passage of time or both, would constitute a breach or default thereunder; and (v) no Signatory Member has released or waived any of its material rights under any Business Agreement. A copy of each Business Agreement has been made available to Buyer by Seller.

Section 3.11 Labor and Employment Matters; ERISA.

(a) Labor Matters. Except as set forth in Section 3.11(a) of the Disclosure Schedule:

(i) except for the Collective Bargaining Agreement, no member of the Seller Group is a party to any collective bargaining agreement;

(ii) each member of the Seller Group who is a signatory to the Collective Bargaining Agreement is in compliance in all material respects with the terms thereof and is and has been during the past three years in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not and during the past three years has not been engaged in any material unfair labor or material unfair employment practices;

(iii) there is no and during the past three years there has been no unfair labor practice charge or complaint against or involving a member of the Seller Group pending or, to Seller’s knowledge, threatened in writing before the National Labor Relations Board or any court;

(iv) there is no and during the past three years there has been no labor strike, or other material dispute, slowdown or stoppage pending against a member of the Seller Group;

(v) no union certification or decertification petition has been filed and, to Seller’s knowledge, no union authorization card campaign has been conducted relating to employees of any member of the Seller Group within the past twelve months;

(vi) no material grievance proceeding or arbitration proceeding arising out of or under any Collective Bargaining Agreement is or during the past three years has been pending or, to Seller’s knowledge, threatened in writing against a member of the Seller Group;

(vii) there are no and there have not been during the past three years any charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) involving a member of the Seller Group pending or, to Seller’s knowledge, threatened in writing before the Equal Employment Opportunity Commission or any federal, state or local agency or court;

(viii) there are no and during the past three years there have been no charges, investigations, administrative proceedings or formal complaints of overtime or wage violations involving a member of the Seller Group pending before the Department of Labor or any other federal, state or local agency or court; and

(ix) there are no and during the past three years there have been no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending before the Occupational Safety and Health Administration or any federal, state or local agency or court involving a member of the Seller Group.

(b) Seller’s Benefit Plans. Section 3.11(b) of the Disclosure Schedule sets forth a list of all bonus, savings or thrift, stock bonus, employee stock ownership, stock option, other equity-based compensation, commission or incentive, rabbi trust, deferred compensation, retirement, hospitalization, medical, vision or dental reimbursement, post-retirement medical, sickness, accident, scholarship, day care, prepaid legal services, severance pay, vacation or holiday pay, disability, death benefit, insurance and other welfare, retiree welfare or similar plans, programs, funds, contracts or arrangements providing compensation or benefits, including “employee welfare benefit plans” and “employee pension benefit plans” as defined in Sections 3(1) and 3(2), respectively, of ERISA, other than a “Multiemployer Plan”, to which a member of the Seller Group is a party or by which it is bound or pursuant to which it may be required to make any payment at any time (“Seller’s Benefit Plans”).

(c) Disclosures. Seller has made available to Buyer, with respect to each of Seller’s Benefit Plans, copies, where applicable, of: (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and (v) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit. None of the Seller’s Benefit Plans is oral.

(d) IRS Letters. Except as disclosed in Section 3.11(d) of the Disclosure Schedule, each Seller’s Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a letter from the IRS that such plan is so qualified under the Code and no circumstance exists that might cause such plan to cease being so qualified.

(e) Compliance with Laws. Except as set forth in Section 3.11(e) of the Disclosure Schedule, each Seller’s Benefit Plan complies, and has been administered to comply, in all material respects with all applicable foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any foreign, federal, state or local Government Authority or common law, and neither Seller nor any other member of the Seller Group has received any written notice from any such Government Authority questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller’s knowledge, threatened involving such plan or the assets of any such plan.

(f) No Violations. Except as set forth in Section 3.11(f) of the Disclosure Schedule, no member of the Seller Group has any material liability, whether direct, indirect, contingent or otherwise, on account of or with respect to: (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) Section 502(i) or Section 502(l) of

ERISA or Section 4975 of the Code, (iii) Section 302 of ERISA or Section 412 of the Code or (iv) Title IV of ERISA.

(g) Contributions, etc. Except as set forth in Section 3.11(g) of the Disclosure Schedule, (i) all contributions to each of Seller’s Benefit Plans that were required to be made in accordance with Section 302 of ERISA or Section 412 of the Code have been timely made, (ii) no Seller’s Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, (iii) no Seller’s Benefit Plan has an “accumulated funding deficiency” within the meaning of Section 412(a) of the Code, (iv) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA) for any of Seller’s Benefit Plans (other than an event for which notice has been waived pursuant to regulations), and (v) no member of the Seller Group has and is required to provide security to any Seller’s Benefit Plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability.

(h) Penalties or Taxes. Neither any member of the Seller Group nor, to the knowledge of Seller, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Seller’s Benefit Plan which could reasonably be expected to subject the plan (or its related trust) or any member of the Seller Group or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

(i) Pension Benefit Guaranty Corporation Liability. Except as set forth in Section 3.11(i) of the Disclosure Schedule, no Seller’s Benefit Plan subject to Title IV of ERISA has incurred any liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No event or condition exists which (i) would constitute grounds for termination of any Seller’s Benefit Plan by the Pension Benefit Guaranty Corporation or (ii) has caused or would give rise to a partial termination of any Seller’s Benefit Plan.

(j) Timely Payments. Except as set forth in Section 3.11(j) of the Disclosure Schedule all contributions that were required to be paid as of the Closing by a member of the Seller Group with respect to each of Seller’s Benefit Plans have been timely paid, and all accruals with respect to such plans, as of the date of the Interim Balance Sheet, are reflected in the Interim Balance Sheet.

(k) No Additional Plans. Except as contemplated by this Agreement or as set forth in Section 3.11(k) of the Disclosure Schedule, no member of the Seller Group has obligations under any of Seller’s Benefit Plans or made any commitment, whether formal or informal, to create any additional benefit plan or to amend or modify any benefit plan other than to comply with the requirements of applicable law or the terms of any applicable Collective Bargaining Agreement or to provide health or dental benefits to or in respect of former employees of any member of the Seller Group, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(l) Loans to Employees. Section 3.11(l) of the Disclosure Schedule sets forth a list of all loans and advances made by any member of the Seller Group to any employee of a member of the Seller Group, except travel allowances, relocation advances, and bridge or swing loans made in connection with relocations, as made in the ordinary course of business.

(m) Multiemployer Plans. Except as set forth in Section 3.11(m) of the Disclosure Schedule, no member of the Seller Group has ever been required to contribute to, or otherwise has any liability (whether absolute or contingent) with respect to, any Multiemployer Plan.

(n) Employees of Seller. Seller has no salaried employees who are not also salaried employees of a Subsidiary.

(o) Deductibility of Payments. Except pursuant to Seller’s Benefit Plans set forth on Section 2.4(e) of the Disclosure Schedule, no current or former employee, director or independent contractor will become entitled to any change in control payment, or any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit (including without limitation any accelerated vesting of any equity-based compensation awards) in connection with the Transaction. There is no Contract, plan or arrangement covering any employee or former employee of any member of the Seller Group (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by any member of the Seller Group of any amount (i) that is not deductible by such member of the Seller Group under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable, or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code, because the exemption set forth in Section 280G(b)(5)(A) of the Code for certain “small business corporations” as defined in Section 1361(b) of the Code (but without regard to Section 1361(b)(1)(C) thereof) applies with respect to Seller.

(p) Leased Employees. No “leased employee” (within the meaning of Section 414(n) of the Code) performs any material services for any member of the Seller Group. No member of the Seller Group has any liability, whether absolute or contingent, including any obligations under the Seller’s Benefit Plans, with respect to any misclassification of a person performing services for any member of the Seller Group as an independent contractor rather than as an employee.

(q) Other Plans. Except as set forth in Section 3.11(q) of the Disclosure Schedule, no member of the Seller Group maintains or otherwise has any liability with respect to any deferred compensation, excess benefit, or other non-qualified supplemental retirement plan, program, agreement or arrangement (the “Deferred Compensation Plans”).

Section 3.12 Brokers, Finders, etc.

Except for the services of Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller, no member of the Seller Group has employed any broker, finder, consultant or other intermediary in connection with the Transaction.

Section 3.13 Taxes.

Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) Tax Returns and Taxes. On or before the Closing Date, each member (or any predecessor thereof) of the Seller Group: (i) has filed or will file with the appropriate Tax Authorities all Tax Returns required to be filed by it (taking into account any extension of time granted to file such Tax Returns), and all such Tax Returns were accurate and complete in all material respects; and (ii) has paid or will pay all Taxes for which it is (or could be) liable in respect of any Tax Period (or portion thereof) ending on or before the Closing Date, other than any Taxes not yet due and payable and reflected in the reserve for Tax liability.

(b) Extension of Time. There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any member (or any predecessor thereof) of the Seller Group, or for which any member of the Seller Group may be held liable for any Taxable Period.

(c) Actions. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to the knowledge of Seller, proposed or threatened with respect to Taxes of the Seller Group, or for which any member (or any predecessor thereof) of the Seller Group may be held liable, and, to Seller’s knowledge, no basis exists therefore.

(d) Subject to Taxation. None of the members of the Seller Group has received written notice from any Government Authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

(e) Collection of Taxes. All Taxes which any member of the Seller Group has been required to collect or withhold have been duly collected and withheld, and either paid to the proper Tax Authority, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business.

(f) Status of Assets. None of the assets or properties held by members of the Seller Group: (i) is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iv) is “tax exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, (v) is “limited use property” within the meaning of Revenue Procedure 76-20, or (vi) will be treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code. The Transaction is not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable law. Seller is not a foreign person within the meaning of Section 1445(f) of the Code.

(g) S Corporation Related Elections. A valid and timely election under Section 1362 of the Code to treat Seller as an “S Corporation” within the meaning of Section 1361 of the Code was made effective as of February 24, 2000 (Seller having been incorporated on February 9, 2000), and such election continues to be effective. Seller has made a valid and timely election for each of the QSSS Entities to be treated as a qualified subchapter S subsidiary pursuant to the Code, effective in each case as of the date reflected in Section 3.1(b) of the Disclosure Schedule, and such elections continue to be effective. Neither Seller nor any QSSS Entity has taken any action which would terminate the qualified subchapter S subsidiary election of any of the QSSS Entities.

(h) Disregarded Entities. No member of the Seller Group has made an election or has taken any action that would cause a LLC Subsidiary to be treated as anything other than an entity disregarded as separate from its owner for U.S. federal income tax purposes pursuant to Treasury Regulation section 301.7701-3, and the appropriate members of the Seller Group have filed and will file all federal income Tax Returns and relevant state income Tax Returns in a manner consistent with the disregarded status of each LLC Subsidiary.

(i) Consolidated Returns. No Unconsolidated Corporate Subsidiary: (i) is, or has ever been, a member of an affiliated group of corporations that has filed consolidated federal income Tax Returns; (ii) has any liability for the Taxes of any person under Treasury Regulation section 1.1502-6 or any similar provision of state or local law as a transferee or successor, by contract, or otherwise; or (iii) has any material assets or liabilities other than their respective interests in the LP Subsidiaries. Other than the affiliated group of which Goodman Distribution, Inc., a Texas corporation, is the common parent, no Consolidated Corporate Subsidiary: (x) has ever been a member of an affiliated group of corporations that has filed consolidated federal income Tax Returns; or (y) has any liability for the Taxes of any person (other than a Consolidated Corporate Subsidiary) under Treasury Regulation section 1.1502-6 or any similar provision of state or local law, as a transferee or successor, by contract or otherwise. Copies of the U.S. federal income tax returns of each C Corporation as filed with the Internal Revenue Service for Tax Periods ending after December 31, 2001, have been furnished to Buyer.

(j) LP Subsidiaries. Each of the LP Subsidiaries has always been treated as a partnership for U.S. federal, state, and local income tax purposes. Seller has provided or will cause to be provided to Buyer prior to Closing copies of the U.S. federal, state, and local income Tax Returns filed on behalf of each of the LP Subsidiaries and all Schedules K-1 delivered to members of the Seller Group with respect to such entities for Tax Periods ending after December 31, 2001.

(k) Code Section 355. No member of the Seller Group has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purposed or intended to be governed in whole or part by Code Section 355 or Code Section 361.

(l) Reserves for Taxes. The unpaid Taxes of each Subsidiary attributable to the Pre-Closing Tax Period will not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Working Capital Estimate in accordance with the past custom and practice of the members of the Seller Group in filing their Tax Returns.

(m) Tax Sharing. No Subsidiary is a party to bound by any tax indemnification, tax sharing or tax allocation agreement.

Section 3.14 No Preemptive Rights.

There are no preferential purchase rights or rights of first refusal in third parties with respect to the Equity Interests or any of the other Purchased Assets, except for rights relating to Inventory that have arisen in the ordinary course of business.

Section 3.15 Transactions With Affiliates.

Section 3.15 of the Disclosure Schedule sets forth a list of all of the Contracts and Leases between a member of the Seller Group, on the one hand, and Seller or any officers, directors or shareholders of a member of the Seller Group or any affiliates or family members of such persons, on the other hand. All of such Contracts and Leases are on terms and conditions which are usual and customary and which are no less favorable to the member of the Seller Group than those available from independent third parties, except as set forth in Section 3.15 of the Disclosure Schedule. Except as set forth on Section 3.15 of the Disclosure Schedule, no officer, director or shareholder of a member of the Seller Group or any affiliates or family members of such persons has been within the past two years a party to any Contract, Lease, transaction or arrangement relating to the Purchased Assets or the Business.

Section 3.16 Financial Statements.

(a) Financial Statements Delivered. Section 3.16(a) of the Disclosure Schedule contains true and complete copies of the following financial statements:

(i) the audited consolidated balance sheets of Seller and the other members of the Seller Group as of December 31, 2001, 2002 and 2003, and the audited consolidated statements of income, shareholders’ equity and cash flows of such persons for each of the three years ended December 31, 2003, and the report of Ernst & Young LP, independent auditors, thereon (collectively, the “Audited Financial Statements”); and

(ii) unaudited consolidated balance sheets of Seller and the other members of the Seller Group as of September 30, 2003 and as of September 30, 2004 (the “Interim Balance Sheet”), and unaudited consolidated statements of income, cash flows and shareholders’ equity of such persons for the nine months ended September 30, 2003 and 2004.

(b) Compliance with Generally Accepted Accounting Principles. The audited and unaudited consolidated financial statements referred to in Section 3.16(a) (taken together and including the related schedules and/or notes thereto) are true, complete and correct in all material respects and fairly present: (i) the consolidated financial position of Seller and the other members of the Seller Group as of December 31, 2001, 2002 and 2003 and September 30, 2003 and 2004, as the case may be; (ii) the consolidated results of operations, shareholders’ equity and cash flows of Seller and the other members of the Seller Group for the years ended December 31, 2001, December 31, 2002 and December 31, 2003; and (iii) the consolidated results of operations and shareholders’ equity and cash flows of Seller and the other members of the Seller Group for the nine months ended September 30, 2003 and 2004, all in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except as otherwise stated therein or in the schedules and/or notes thereto and except in the case of the interim consolidated financial statements referred to in clause (a)(ii) of Section 3.16, for the absence of footnote disclosures and the absence of normal year-end adjustments which, in the aggregate, are not expected to be material) throughout the periods involved.

Section 3.17 Absence of Changes.

(a) No Material Adverse Effect. Except as otherwise set forth in Section 3.17(a) of the Disclosure Schedule, since the date of the Interim Balance Sheet no Material Adverse Effect has occurred.

(b) Ordinary Course. Except as set forth in Section 3.17(b) of the Disclosure Schedule or as contemplated by this Agreement, since the date of the Interim Balance Sheet the members of the Seller Group have conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except as so set forth in the Disclosure Schedule, no member of the Seller Group has:

(i) sold, leased (as lessor), licensed, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Interim Balance Sheet or any assets acquired by a member of the Seller Group after the date of the Interim Balance Sheet or any other material assets owned by such member of the Seller Group, except for Inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of business and except for Permitted Exceptions and Permitted Encumbrances;

(ii) cancelled any Indebtedness owed to or claims held by or waived any material rights of any member of the Seller Group (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(iii) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(iv) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(v) allowed the levels of raw materials, supplies, work-in-process or other materials included in Inventory to vary in any material respect from the levels customarily maintained in the Business for the comparable period in the preceding year;

(vi) instituted any increase in any compensation payable to any of its employees or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to any of its employees, other than increases made in accordance with normal compensation practices consistent with past compensation practices;

(vii) made any change in the accounting principles and practices used by the members of the Seller Group from those applied in the preparation of the Interim Balance Sheet or the Audited Financial Statements;

(viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that: (x) is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (y) would reasonably be expected to be materially adverse to Buyer’s tax liability, under applicable law or under this Agreement, for any period after the Closing Date;

(ix) lost or experienced a material change in the relationship with or made any material change in collection policies or payment terms applicable to any material distributor or supplier;

(x) suffered any material damage, destruction or loss adversely affecting its material assets;

(xi) failed to make capital expenditures in accordance with the Monthly Capital Expenditures Budget set forth in Section 3.17(b)(xi) of the Disclosure Schedule (the “Monthly Capital Expenditures Budget”);

(xii) entered into, materially modified or terminated any other Contract, Lease or Permit or entered into any transaction pertaining to the Business other than in the ordinary course of business consistent with past practice; or

(xiii) agreed to do any of the things described in the preceding clauses (i) through (xii) except as contemplated in this Agreement.

Section 3.18 No Undisclosed Liabilities.

Except as set forth in Section 3.18 of the Disclosure Schedule, no member of the Seller Group is subject to any liability (including known unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Interim Balance Sheet, other than liabilities of the same nature as those set forth in the Interim Balance Sheet and the notes thereto and incurred in the ordinary course of business after the date of the Interim Balance Sheet.

Section 3.19 Utilities.

Except as set forth in Section 3.19 of the Disclosure Schedule, each site comprising either Real Property or Leased Property has access to sufficient quantities of water, sewer or septic, gas, steam, electric, telephone, drainage and other utilities required to conduct the aspect of the Business presently conducted at such site. Seller has not received any written notice of any termination or material impairment of any such utilities.

Section 3.20 Government Contracts.

Section 3.20 of the Disclosure Schedule sets forth a list of each Government Contract. Except as set forth in Section 3.20 of the Disclosure Schedule:

(a) no member of the Seller Group and, to Seller’s knowledge, no employee or agent of a member of the Seller Group, has committed any violation of law or regulation which would reasonably be expected to make Buyer subject to suspension, debarment or ineligibility to perform any Government Contract or, to Seller’s knowledge, is under investigation for any such matter;

(b) no member of the Seller Group and, to Seller’s knowledge, no employee or agent of a member of the Seller Group, has been determined to be a non-responsible bidder or offeror, or otherwise ineligible to perform in connection with any bid or proposal on any Government Contract; and

(c) no member of the Seller Group and, to Seller’s knowledge, no employee or agent of a member of the Seller Group has been suspended, debarred or otherwise determined to be ineligible for any agreement with any federal, state or local Government Authority.

Section 3.21 Insurance, Surety Bonds and Letters of Credit.

Section 3.21 of the Disclosure Schedule sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums, retention or self-insurance and loss experience between January 1, 2000 and the date hereof with respect to each type of coverage) of all policies of insurance and surety bonds maintained, owned or held by or on behalf of any member of the Seller Group on the date of this Agreement with respect to the Business. Except as set forth in Section 3.21 of the Disclosure Schedule, such insurance policies (i) are for amounts and against such losses and risks as are consistent with industry practice and are adequate to protect the assets, properties and business of each member of the Seller Group and (ii) are valid, outstanding and enforceable and will continue to be so after consummation of the Transaction provided Buyer replaces the letters of credit relating thereto. Except as set forth on Schedule 3.21 of the Disclosure Schedule, no notice of cancellation, non-renewal or denial of coverage under such insurance policies has been received by any member of the Seller Group. With respect to insurance coverage written on an “occurrence basis,” to the extent that members of the Seller Group were insured under such policies, Buyer and its affiliates shall have rights under such policies to the extent the events giving rise to a claim under such policies occurred prior to 12 Midnight on the Closing Date. Each member of the Seller Group that is covered by such insurance policies has complied with each of such insurance policies and surety bonds in all material respects, has paid all premiums due and payable thereunder and has not failed to give any material notice thereunder. Except to the extent set forth in Section 3.5-2 of the Disclosure Schedule, all of the claims set forth in Section 3.5-1 of the Disclosure Schedule (other than those claims reasonably expected to be resolved below the applicable self-insurance retention or deductible amount), including without limitation the Colindres Litigation referred to in Section 3.5-1 of the Disclosure Schedule, have been submitted to the appropriate insurance carrier and such insurance carrier has acknowledged it’s responsibility to provide full defense and indemnification of the members of the Seller Group with respect thereto (without reservation of rights), including with respect to punitive damages and attorneys fees, subject to applicable self-retention or deductible amounts and caps. Seller has made available to Buyer copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets comprising the Business. Section 3.21 of the Disclosure Schedule also sets forth a list of all letters of credit issued by one or more of the Lenders on behalf of any member of the Seller Group, including the amounts and beneficiaries thereof.

Section 3.22 Customers and Suppliers.

Section 3.22 of the Disclosure Schedule sets forth: (a) a list of names and addresses of the ten largest customers of and the ten largest suppliers to (measured by dollar volume of purchases or sales in each case) the members of the Seller Group, considered as a whole, and the percentage of the consolidated sales of the members of the Seller Group which each such customer or supplier represents or represented during each of the three years in the period ended December 31, 2003 and the period January 1, 2004 through the date of the Interim Balance Sheet; and (b) copies of the forms of purchase orders for Inventory and other supplies and sales contracts for finished goods used by any member of the Seller Group. Except as set forth in Section 3.22 of the Disclosure Schedule, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of a member of the Seller Group with any customer or group of customers listed in Section 3.22 of the Disclosure Schedule, or whose purchases individually or in the aggregate are material to the operations of the Business, or with any supplier or group of suppliers listed in Section 3.22 of the Disclosure Schedule, or whose sales individually or in the aggregate are material to the operations of the Business.

Section 3.23 Product Warranties.

Section 3.23 of the Disclosure Schedule: (a) sets forth copies of the standard terms and conditions relating to the sale of products by the members of the Seller Group (containing applicable guaranty, warranty and indemnitory provisions and any other unexpired material guarantees, warrantees or indemnities given by a member of the Seller Group); and (b) sets forth a summary of the warranty expense incurred by the members of the Seller Group during the three years in the period ended December 31, 2003 and the period January 1, 2004 through the date of the Interim Balance Sheet. Except as set forth in Schedule 2.23 of the Disclosure Schedule, substantially all the products manufactured by the members of the Seller Group and sold during the three years in the period ended December 31, 2003 and the period January 1, 2004 through the date of the Interim Balance Sheet have been sold pursuant to the standard terms and conditions of sale published by the members of the Seller Group set forth in Section 3.23 of the Disclosure Schedule.

Section 3.24 Product Defects.

(a) Recalled Products. Section 3.24(a) of the Disclosure Schedule sets forth a list of all: (i) products relating to the Business which have been recalled, withdrawn or suspended by a member of the Seller Group (whether voluntarily or otherwise) since December 31, 1999; and (ii) proceedings of any foreign, federal, state, local or other Government Authority pending against a member of the Seller Group (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any products or seeking to enjoin a member of the Seller Group from engaging in activities pertaining to any products sold in the Business.

(b) No Cause for Additional Recalls. Except as set forth in Section 3.24(b) of the Disclosure Schedule, to the knowledge of Seller, there exists no set of facts which would reasonably be expected to cause any member of the Seller Group to recall, withdraw or suspend any of the products sold in the Business from the market or to cease further distribution or marketing of such products.

(c) Products Free From Defects. Except as set forth in Section 3.24(c) of the Disclosure Schedule, to the knowledge of Seller: (i) the products relating to the Business previously sold by any member of the Seller Group since December 31, 1999 were, at the time of sale, free from defects that could create a substantial product hazard to consumers or an unreasonable risk of serious injury or death and conformed with all relevant descriptions, specifications and standards, and (ii) the finished goods, work-in-process and other Inventory are free from such defects or risks and conform with all relevant descriptions, specifications and standards.

Section 3.25 Bank Accounts.

Section 3.25 of the Disclosure Schedule sets forth a list of all bank accounts maintained by the Subsidiaries and the name of each person authorized to draw checks on such accounts.

Section 3.26 Minute Books.

The minute books of Seller and the Subsidiaries that have been made available to Buyer for review constitute all of the minute books of Seller and the Subsidiaries and contain a complete and accurate record of all material actions since the later of the date of their incorporation, formation or organization or December 31, 2000 of the shareholders, directors, partners, interest owners and managers (and any committees thereof), as the case may be, of Seller and the Subsidiaries.

Section 3.27 Powers of Attorney.

Section 3.27 of the Disclosure Schedule sets forth a list of all powers of attorney that have been granted by members of the Seller Group, all of which are revocable by the party signatory thereto without any penalty upon the giving of notice of such revocation to the agent or attorney-in-fact.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER ENTITIES

Each Buyer Entity, recognizing that Seller is relying on the contents of this Article IV as a material inducement to its execution, delivery and performance of this Agreement, hereby jointly and severally represents and warrants to and covenants and agrees with Seller as of the date hereof and as of the Closing Date, or if a different date is set forth in such representation and warranty, as of such date, as follows:

Section 4.1 Organization and Authority.

Each Buyer Entity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to conduct its business as now conducted and to own its assets. Each Buyer Entity has the corporate power to enter into and perform its obligations pursuant to this Agreement. This Agreement has been duly authorized, executed and delivered by each Buyer Entity and constitutes the legal, valid and binding obligation of each Buyer Entity, enforceable against each Buyer Entity in accordance with its terms, and each of the other agreements, instruments and documents being or to be executed and delivered by each Buyer Entity under this Agreement or in connection herewith has been duly authorized and upon execution and delivery by each Buyer Entity will constitute a legal, valid and binding obligation of each Buyer Entity, enforceable against each Buyer Entity in accordance with its terms, except, in each case, as such enforcement may be limited by Bankruptcy Exceptions.

Section 4.2 Absence of Conflicts and Consent Requirements.

Each Buyer Entity’s execution and delivery of this Agreement, and the performance of its respective obligations hereunder, do not: (a) conflict with or violate such Buyer Entity’s charter documents or bylaws; (b) violate or, alone or with notice or passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default or declare an acceleration under, the terms of any material written agreement to which such Buyer Entity is a party or by which such Buyer Entity or its assets are bound; or (c) violate any judgment, order, decree or, to the knowledge of such Buyer Entity, any material law, statute, regulation or other judicial or governmental restriction to which such Buyer Entity is subject. Except for compliance with the HSR Act, there is no requirement applicable to either Buyer Entity to make any filing with, or to obtain any permit, authorization, consent or approval of, any Government Authority or any third party as a condition to the lawful performance by each Buyer Entity of its obligations hereunder.

Section 4.3 Litigation Affecting Buyer Entities.

There is no claim, action, proceeding or investigation pending or, to the knowledge of Buyer Entities, threatened, nor is there outstanding any writ, order, decree or injunction that: (a) calls into question either Buyer Entity’s authority or right to enter into this Agreement and consummate the Transaction; or (b) would otherwise prevent or delay the Transaction.

Section 4.4 Fees.

Except as set forth in Buyer’s Schedule 4.4, none of Buyer, Parent or any of their affiliates, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder’s fees in connection with the Transaction.

Section 4.5 Available Funds.

Buyer Entities have delivered to Seller true, complete and correct signed copies of letters (the “Commitment Letters”) in respect of the Financing, which letters are listed on Buyer’s

Schedule 4.5 and are in full force and effect. None of Buyer, Parent or any affiliate thereof shall consent or agree to any amendment, waiver or other type of modification to the Commitment Letters which could reasonably be expected to adversely effect the Closing of the Transaction without Seller’s prior written consent.

Section 4.6 Equity Interests.

Buyer is acquiring the Equity Interests and the LP Interest for its own account (or the account of one or more of its affiliates) for investment and not with a view to the distribution thereof in violation of the provisions of applicable federal and state securities law.

ARTICLE V

COVENANTS OF SELLER AND BUYER ENTITIES

Section 5.1 Investigation of Business; Access to Properties and Records.

Between the date hereof and the Closing or termination of this Agreement, Seller agrees to, and shall cause each member of the Seller Group to, give to each Buyer Entity and its legal counsel, accountants, lenders, investment bankers and their representatives, upon reasonable prior notice, reasonable access during normal business hours to the properties, Contracts and Business Records of the members of the Seller Group (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with any environmental assessment), and shall permit them to consult with management employees and other personnel of the members of the Seller Group, to allow each Buyer Entity a full opportunity to make such investigations as are reasonably necessary to analyze the affairs of the members of the Seller Group and shall furnish to each Buyer Entity or its authorized representatives such additional financial and operating data and other information concerning the Business or the assets of the members of the Seller Group as shall be reasonably requested, including all such information as shall be reasonably necessary to enable each Buyer Entity or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VI have been satisfied. No investigation made by a Buyer Entity or its representatives pursuant to this Section 5.1 shall affect the representations and warranties of Seller pursuant to this Agreement. Any information provided to or obtained by a Buyer Entity or its representatives pursuant to this Agreement shall be held by Buyer Entities and their representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement until the Closing, at which time the Confidentiality Agreement and the obligations of the Buyer Entities under this sentence and thereunder shall terminate.

Section 5.2 Reasonable Efforts.

(a) Cooperation. Subject to the terms and conditions herein provided, Seller and each Buyer Entity agree to use reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective as promptly as practicable the Transaction and to cooperate with the other in connection with the foregoing, including using reasonable best efforts:

(i) to obtain all necessary waivers, consents, releases (including releases of the guarantees set forth in Section 5.2(a)(i) of the Disclosure Schedule) and approvals from other private persons to the consummation of the Transaction;

(ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;

(iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Transaction;

(iv) to effect all necessary registrations and filings, including filings under the HSR Act and submissions of information requested by Government Authorities; and

(v) to fulfill all conditions applicable to it pursuant to this Agreement;

provided, however, that with respect to obtaining releases of the guarantees set forth in Section 5.2(a)(i) of the Disclosure Schedule, Buyer will not be required to adjust materially the economic terms of any agreement or provide collateral security not currently required by any agreement underlying such guarantee arrangement, but will provide guarantees from Parent, Buyer and their respective subsidiaries, if necessary, but not from any shareholders of Parent. Notwithstanding the foregoing, following the Closing Buyer agrees that it will not affirmatively act to extend or renew any agreement under which a guarantee by Seller has been issued or allow any agreement to renew or extend automatically, in each case without causing Seller’s guarantee to be released.

(b) HSR Act Filings. To the extent legally permissible, each Buyer Entity and Seller shall furnish each other with such information and assistance as may be reasonably requested to prepare the Notification and Report Forms required to be filed under the HSR Act in connection with the Transaction. Seller and each Buyer Entity mutually commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues that may arise in the course of the HSR Act review process to ensure the expiration of the applicable HSR Act waiting period at the earliest practicable date. Reasonable best efforts and cooperation include, but are not limited to, counsel undertaking to keep each other appropriately informed of all communications from and to personnel of the reviewing antitrust authority or authorities, to confer with each other regarding appropriate contacts with and responses to personnel of any antitrust authority or authorities, and to comply promptly with any inquiry or request for additional information from the FTC or Antitrust Division, including, but not limited to, a Request for Additional Information.

(c) Additional Inducement. As a material inducement for Seller to enter into this Agreement, Buyer Entities agree to take any and all reasonable steps necessary to avoid or eliminate, as soon as practicable following the date of this Agreement, each and every impediment under antitrust law that may be asserted by any Government Authority so as to enable the parties to close expeditiously the Transaction. Buyer Entities agree, if necessary to avoid, prevent or terminate any action by the FTC or the Antitrust Division or any other

Government Authority which would restrain, enjoin or otherwise prevent consummation of the Transaction, to sell or otherwise dispose of, hold separate or agree to divest any assets, categories of assets or businesses of Seller or Buyer Entities or their respective subsidiaries, and/or to terminate existing relationships, contractual rights or obligations or amend or terminate existing licenses or other Intellectual Property agreements or enter into new licenses or other Intellectual Property agreements. Buyer Entities further agree to contest any unfavorable action or decision taken by the FTC or Antitrust Division or any other Government Authority with respect to the Transaction.

Section 5.3 Further Assurances.

From time to time following the Closing, Seller shall execute and deliver to Buyer such other instruments of conveyance, assignment and transfer, shall make such filings with Governmental Authorities and shall take such other action as Buyer may reasonably request or as may be otherwise necessary to more effectively transfer, convey and assign to, and vest in, Buyer and put Buyer in possession of, any part of the assets comprising the Business, and Buyer shall execute and deliver to Seller such other instruments of assumption as Seller may reasonably request to evidence Buyer’s assumption of the Assumed Liabilities.

Section 5.4 Conduct of Business.

From the date hereof through the Closing, except as otherwise specifically contemplated by this Agreement, set forth in Section 5.4 of the Disclosure Schedule or with the prior written consent of Buyer, Seller shall, and shall cause the other members of the Seller Group to, operate the Business and maintain the assets comprising the Business in the ordinary and usual course and substantially in accordance with past practices, and in furtherance and without limitation of the foregoing commitment, Seller shall and shall cause each other member of the Seller Group to:

(a) operate, improve, maintain and repair its respective assets (including making all capital expenditures for improvement, maintenance and repair and restocking or replacing all used or sold Inventories and all used supplies and spare parts) in a prudent, workmanlike manner, in the ordinary course of business consistent with past practice and in sufficient operating condition and repair to enable it to conduct its business in all material respects in the manner in which it is currently conducted;

(b) not make any material change in the Business or its operation;

(c) not cancel any Indebtedness owed to or claims held by it or waive any material rights (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(d) not accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(e) not delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(f) not fail to expend funds relating to the Business in accordance with past practice, consistent with the Monthly Capital Expenditures Budget;

(g) not institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its officers, directors or employees (or persons holding similar positions);

(h) not make any change in the compensation of its officers, directors or employees (or persons holding similar positions), other than changes made in accordance with normal compensation practices and consistent with past compensation practices and not make any change in its key management structure or grant any additional compensation to any employee conditioned on a change in control of Seller or the closing of the Transaction;

(i) not prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that (i) is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (ii) could reasonably be expected to be materially adverse to Buyer’s tax liability, under applicable law or under this Agreement, for any Post-Closing Tax Period;

(j) not, directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, or otherwise), sell, assign, convey, transfer, license, lease or otherwise dispose of any of its assets (including the Equity Interests) or any material portion of the Business or any interest therein, and cause its affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, enter into any negotiations or discussions with, or encourage, facilitate or respond to, any inquiries or proposals by, or otherwise cooperate in any way with, or enter into any agreement, contract or arrangement providing for, any such sale, assignment, conveyance, transfer, license, lease or other disposition, except for the use and sale of Inventories and the use of supplies and spare parts in the ordinary course of business consistent with past practice, or as specifically contemplated in this Agreement;

(k) not (i) split, combine or reclassify its outstanding Equity Securities, (ii) issue, sell, redeem or acquire any Equity Securities or (iii) effect any recapitalization, reclassification or like change or merge or consolidate with or otherwise acquire any material assets of any business or person;

(l) not incur, create, assume or guarantee any Indebtedness or make any loans or advances or extensions of credit to, or investment, by purchase, contributing property transfers or otherwise in, any other person except extensions of credit to customers and salary or expense advances, in each case in the ordinary course of business consistent with past practice and other borrowings under its revolving credit facility under the Credit Agreement in the ordinary course of business, consistent with past practice, which borrowings will be repaid no later than the Closing Date;

(m) not create or allow to be created any Encumbrances on any assets or any interest therein (other than Permitted Exceptions and Permitted Encumbrances);

(n) not, other than the ordinary course in accordance with past practice, (i) amend, modify or terminate any Contract, Lease or Permit listed in any section of the Disclosure Schedule or (ii) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Section 3.10 of the Disclosure Schedule if in effect on the date of this Agreement;

(o) notify Buyer in writing as promptly as practicable of any material development adversely affecting the Business, including the following: (i) any material breach or violation of, material default or event of default under, or actual or threatened termination or cancellation of any Contract, Lease or Permit set forth in Section 3.10 of the Disclosure Schedule (other than a termination arising from the expiration of any Contract, Lease or Permit in accordance with its terms); (ii) any existing or threatened labor dispute or material written and filed grievance or claim involving any of its employees; (iii) any pending or threatened claim, demand, investigation, action, suit or other legal proceeding by or before any Government Authority involving it; (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the Transaction, other than notices or communications received from persons listed in Section 3.2 of the Disclosure Schedule; or (v) any fact or condition that Seller becomes aware of or the occurrence or non-occurrence of any event that could reasonably be expected to cause the failure of Seller to satisfy any closing condition pursuant to Article VI hereof;

(p) maintain in full force and effect, to the extent reasonably available, all insurance policies and surety bonds now in effect relating to the Business, its properties and its employees and not breach any obligation under such insurance policies or surety bonds in any material respect, and give all material notices and present all claims potentially insurable under such insurance policies and surety bonds in a proper and timely manner;

(q) comply, and cause its agents, employees and representatives to comply, in all material respects, with all laws, rules and regulations of any Government Authority applicable to the Business;

(r) not license, sell, transfer, pledge, modify, disclose, dispose of, dedicate to the public, forfeit, abandon or permit to lapse any Intellectual Property rights, in whole or in part, except in the ordinary course of business consistent with past practice;

(s) not change any accounting methods or practices followed by Seller or any depreciation, amortization or inventory valuation policies or rates currently used or adopted by Seller and used in the preparation of the Interim Balance Sheet or the Audited Financial Statements;

(t) not amend or allow to be amended its Organizational Documents;

(u) not take, agree to take or permit to be taken any action that would be contrary to or in breach of any of the terms or provisions of this Agreement or that would cause any of the representations or warranties of Seller contained herein to be or become untrue in any material respect; and

(v) not agree to do any of the foregoing.

After the Closing Date, Seller shall not: (i) offer employment to any employee or agent of a Subsidiary; or (ii) otherwise attempt to persuade any such person to terminate his or her relationship with the Business. Seller hereby represents that neither it nor any of its affiliates is currently engaged in discussions or negotiations with any person other than Buyer with respect to any transaction of the type described in clause (j) of this Section 5.4. Seller will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any transaction of the type described in clause (j) of this Section 5.4, and Seller will notify Buyer of the terms of any proposal which it may receive in respect of any such transaction of the type described in clause (j) of this Section 5.4, including without limitation the identity of the prospective buyer or soliciting party.

Section 5.5 Preservation of Business.

Subject to the terms and conditions of this Agreement and except as otherwise specifically contemplated hereby, Seller shall, and shall cause each Subsidiary to, use reasonable commercial efforts, from the date hereof through the earlier of the termination of this Agreement or the Closing, to cause to be preserved intact the goodwill and business organization of the members of the Seller Group and the Business and to preserve the relationships of the members of the Seller Group with employees, customers, suppliers and others having business relations with any member of the Seller Group.

Section 5.6 Public Announcements.

Neither Seller nor Buyer Entities shall make, or permit any agent or affiliate to make, any public statements, including any press releases, with respect to this Agreement or the Transaction without the prior written consent of the other party hereto, except as may be required by law or the regulations of the national securities exchange applicable to either of the Buyer Entities (in which case such Buyer Entity shall, to the extent reasonably practicable, consult with Seller regarding the contents thereof).

Section 5.7 No Implied Representation.

EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS DELIVERED AT CLOSING, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED: (A) AS TO THE MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS; (B) AS TO THE QUALITY OF THE PURCHASED ASSETS OR ANY PART THEREOF; (C) AS TO THE CONDITION OR WORKMANSHIP OF THE PURCHASED ASSETS; (D) AS TO THE ABSENCE OF ANY DEFECTS IN THE PURCHASED ASSETS, WHETHER LATENT OR PATENT; OR (E) AS TO ANY OTHER MATTER. EACH BUYER ENTITY AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS DELIVERED AT CLOSING, (A) THE

PURCHASED ASSETS ARE TO BE TRANSFERRED HEREUNDER “AS IS” ON THE DATE HEREOF AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, AND (B) EACH BUYER ENTITY AGREES TO RELY SOLELY UPON ITS OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY OF THE OFFERING MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER MATERIALS THAT HAVE BEEN PROVIDED TO A BUYER ENTITY OR ANY OF ITS AFFILIATES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLER.

Section 5.8 Construction of Certain Provisions.

It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

Section 5.9 Inventory.

On the Closing Date, designees of Buyer shall conduct, and designees of Seller shall have the right to observe, a physical count of the Inventory of the Business at all locations, the results of which shall be included in the determination of Adjusted Working Capital pursuant to Section 2.6. Any dispute with respect to such Inventory shall be resolved in accordance with the procedures set forth in Section 2.6.

Section 5.10 Waiver of Bulk Transfer Compliance.

Buyer hereby waives compliance with the provisions of any applicable Bulk Sales Act under the Uniform Commercial Code in effect in any jurisdiction (the “Bulk Sales Laws”), to the extent applicable to the Transaction (other than any obligations with respect to the application of the proceeds therefrom).

Section 5.11 Assignment of Contracts.

To the extent the assignment of any insurance policy, Contract, Lease, Permit, commitment or other asset to be assigned by Seller to Buyer pursuant to the provisions of this Agreement shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. If any such consent is not obtained prior to Closing, Seller shall cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise; provided, however, that nothing herein shall relieve Seller of its obligations under Section 5.2. To the extent that any of Seller’s insurance policies are not assignable to Buyer, Seller shall following the Closing take all action and furnish all assistance as may reasonably be required to assist Buyer in tendering claims to the applicable insurers under such insurance policies, pursuing all claims in connection with such insurance policies and providing Buyer promptly with all proceeds from all claims made under such insurance policies.

Section 5.12 Post-Closing Cooperation.

(a) Records. During the Access Period, each Buyer Entity shall maintain all Business Records in a reasonably accessible location.

(b) Access. In recognition of Seller’s obligations under this Agreement and the other reasonable needs of Seller, after the Closing, Buyer Entities shall, and shall cause the Subsidiaries to: (i) afford the officers, employees and authorized agents and representatives of Seller reasonable access, during normal business hours, to their offices, properties and Business Records, (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the members of the Seller Group and the Business for the period prior to the Closing as Buyer Entities and the Subsidiaries each has in its possession and as Seller may from time to time reasonably request, and (iii) make available, without expense to Seller, the employees of Buyer Entities whose assistance, testimony or presence is reasonably necessary to assist Seller in evaluation of and in defending any Tax or other claim or litigation against Seller, including requesting the presence of such persons as witnesses in hearings or trials; provided, however, that Buyer Entities shall be reimbursed for their reasonable out-of-pocket fees and expenses incurred in connection with clauses (i), (ii) and (iii) above. The covenants contained in this Section 5.12(b) shall not apply if one of the parties to this Agreement has an adverse charge, complaint, proceeding or investigation against the other party to this Agreement, and shall not be in lieu of or otherwise limit the indemnification obligations of the parties pursuant to Article VII hereof.

Section 5.13 Right to Update.

From time to time prior to the Closing, Seller shall have the right (but not any obligation, subject to Section 5.4(o)) to update or amend in any respect its disclosure of any matter set forth or permitted to be set forth in the Disclosure Schedule that does not arise from (i) any breach of this Agreement by Seller or (ii) any inaccuracy of any representation or warranty made by Seller in this Agreement as of the date hereof. No such update or amendment shall: (a) be considered or given effect for purposes of determining the satisfaction of the conditions of Buyer Entities set forth in Article VI; or (b) affect in any respect Buyer Entities’ right of termination and waiver set forth in Article VIII.

Section 5.14 Tax Matters.

(a) Liability. Except as provided in Section 2.9 and this Section 5.14, Seller shall indemnify and hold harmless each Buyer Indemnified Party against all Taxes applicable to the Business or the Subsidiaries that are attributable to any Pre-Closing Tax Period to the extent they exceed any reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in Adjusted Working Capital (the “Seller Indemnified Tax Liabilities”). The determination as to whether any Tax is included in Seller Indemnified Tax Liabilities shall be made without regard to Section 3.13 of the Disclosure Schedules. Buyer Entities shall be jointly and severally liable for and pay, and pursuant to Article VII shall jointly and severally indemnify and hold harmless Seller against, all Taxes applicable to the Business or the Subsidiaries that are attributable to all Post-Closing Tax Periods (the “Buyer Indemnified Tax Liabilities”). For purposes of this Section 5.14, any Overlap Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of business on the Closing Date and the other beginning on the day after the Closing Date, except that Taxes imposed on a periodic basis shall be allocated on a daily basis.

(b) Reimbursement. Seller or Buyer Entities, as the case may be, shall pay, or provide reimbursement for, any Tax paid or to be paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.14. Within a reasonable time prior to or after the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(c) Tax Returns for Periods Ending On or Prior to Closing Date. Seller shall prepare or cause to be prepared, and Buyer shall file or cause to be filed, all Tax Returns of the Subsidiaries for all periods ending on or prior to the Closing Date which are due after the Closing Date. Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence no less than 20 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.

(d) Tax Returns for Overlap Period Taxes. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Overlap Period Tax Returns of the Subsidiaries. Except to the extent otherwise required by law, all Tax Returns prepared pursuant to this Section 5.14(d) shall be prepared on a basis consistent with the past practices of such entities. Buyer shall permit Seller to review and comment on each such Tax Return no less than 20 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.

(e) Cooperation. After the Closing Date, and upon reasonable written request of the other party, Seller and Buyer Entities will provide each other with such cooperation and information as such parties may reasonably request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax Authorities, but in no event shall the parties be required to disclose to each other any information relating to their business operations other than the operation of the Business prior to the Closing Date. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information provided or obtained under this Section 5.14 shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Tax Proceeding.

(f) Information. Each party shall provide the other with the requisite information reasonably requested by the other party to allow the preparation of any federal, foreign, state and local income Tax Returns for Tax Periods prior to and including the Closing Date. Such information shall be provided, in the Tax information reporting format customarily used by Seller, on or before 60 days, to the extent reasonably practicable, after the Closing Date.

(g) Notification. The parties (as appropriate) shall promptly notify each other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Business for the Pre-Closing Tax Periods.

(h) Tax Proceeding. If a Tax Authority commences any audit, examination, litigation or otherwise makes any claim or proposes any adjustment that relates to a Pre-Closing Tax Period (other than an Overlap Period) (collectively, a “Tax Proceeding”), then Buyer shall promptly furnish written notice to Seller of such Tax Proceeding and, if Buyer is seeking an indemnity under Article VII, a Claim Notice. Seller shall have the shorter of (i) 45 days after receipt of such notice or (ii) 15 days less than the number of days before a response to the relevant Tax Authority is required, but in no event shall Seller have less than 15 days, to decide whether to undertake, conduct and control (through counsel of its own choosing and at its own expense) the response to such Tax Proceeding and the settlement or defense thereof, and Buyer Entities and the Subsidiaries shall cooperate with Seller in connection therewith. Seller shall permit Buyer and the Subsidiaries to participate in such response, settlement or defense through counsel chosen by Buyer (but the fees and expenses of such counsel shall be paid by Buyer or its affiliates). To the extent any settlement adversely affects any Subsidiary in a Post-Closing Tax Period, Seller shall not pay or settle any such claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). If within the shorter of (x) 45 days after the receipt of Buyer’s notice of a Tax Proceeding or (y) 15 days less than the number of days before a response to the relevant Tax Authority is required (but in no event less than 15 days), Seller does not notify Buyer that Seller elects (at its cost and expense) to undertake the defense thereof, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Buyer’s property as contemplated above, then Buyer shall have the right to contest, settle or compromise such Tax Proceeding and Buyer shall not thereby waive any right to indemnity for such Tax Proceeding under this Agreement; provided, however, Buyer Entities shall not, and shall cause the Subsidiaries not to, pay or settle any such Tax Proceedings without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(i) Overlap Period Tax Proceeding. If a Tax Authority commences any audit, examination, litigation, or otherwise makes any claim or proposes any adjustment that relates to an Overlap Period (collectively, an “Overlap Period Tax Proceeding”), then Buyer shall promptly furnish written notice to Seller of such Overlap Period Tax Proceeding and, if Buyer is seeking indemnity under Article VII, a Claim Notice. Buyer shall undertake, conduct and control (through counsel of its own choosing and at its own expense) the response to such Overlap Period Tax Proceeding and the settlement or defense thereof. Seller and its respective affiliates shall cooperate with Buyer in connection therewith, and Buyer shall permit Seller to participate in such response, settlement or defense through counsel chosen by Seller (but the fees and expenses of such counsel shall be paid by Seller). To the extent any settlement adversely effects Seller in a Pre-Closing Tax Period, Buyer Entities shall not pay or settle any such claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). If within the shorter of (x) 45 days after the receipt of Buyer’s notice of an Overlap Period Tax Proceeding or (y) 15 days less than the number of days before a response to the relevant Tax Authority is required (but in no event less than 15 days), Buyer fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Buyer’s property as contemplated above, then Seller shall have the right to contest, settle or compromise such Overlap Period Tax Proceeding and Seller shall not thereby waive any right to indemnity for such Overlap Period Tax Proceeding under this Agreement; provided, however, Seller shall not pay or settle any such Overlap Period Tax Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(j) Section 754 Election. With respect to Goodman Manufacturing Company, L.P., a valid election under Section 754 of the Code has been made and shall be in effect as of the Closing Date. With respect to the other LP Subsidiaries, Seller shall cause a valid election under Section 754 of the Code to be filed and to be in effect as of the Closing Date and Buyer shall have the right to review such election.

(k) Inconsistencies. To the extent that any provision of this Section 5.14 is inconsistent with or duplicative of any provision of Article VII, this Section 5.14 shall control.

Section 5.15 Agreement Not to Compete.

(a) Term. Until the fourth anniversary of the Closing Date, Seller shall not, directly or indirectly engage in, have any equity interest in, or manage or operate any business that competes with the Business anywhere in the world. Until the fourth anniversary of the Closing Date, Seller shall not, directly or indirectly, recruit or otherwise solicit or induce or, for a period of one year after such employee’s termination of employment with the Business, hire any non-clerical employee, director, consultant, customer or supplier of the Business to terminate his or its employment or arrangement with the Business or otherwise change its relationship with the Business. Additionally, Seller shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for its benefit or the benefit of any person any confidential or proprietary information or trade secrets of or relating to the Seller or its Subsidiaries. Seller further agrees that it will take appropriate steps in connection with its dissolution and liquidation, if any, to bind Seller’s shareholders to the substantive provision of this Section 5.15.

(b) Definition. For the purposes of this Section 5.15, “any business that competes with the Business” does not include: (i) any type of activity other than the Business in which members of the Seller Group actively engage on the date of this Agreement; or (ii) the ownership as a passive investor of less than 5% of the voting securities of a person whose securities are publicly traded in a recognized securities market in the United States or elsewhere.

(c) Remedies. In the event of breach of Seller’s covenant set forth in Section 5.15(a), it is understood and agreed that Buyer Entities shall be entitled to injunctive relief as well as any and all other applicable remedies at law and in equity available to Buyer Entities. If an arbitrator or a court of competent jurisdiction should declare this covenant unenforceable, in whole or in part, due to any unreasonable restriction of duration and/or geographical area, then Buyer Entities and Seller hereby acknowledge and agree that such a court of law or equity shall have the express authority of the parties to this Agreement to reform this covenant to a reasonable restriction and/or to grant Buyer Entities any and all other relief, at law or in equity, reasonably necessary to protect the interests of Buyer Entities.

(d) Reasonableness. Seller acknowledges that it considers this restrictive covenant to be reasonable.

Section 5.16 Change in Seller’s Name.

Seller agrees: (a) promptly after the Closing Date to change Seller’s name to name that does not include the word “Goodman” or any variation thereof; and (b) as soon as reasonably practicable after the Closing Date, discontinue all use of the word “Goodman.”

Section 5.17 Books and Records.

Before the Closing, all Business Records shall be located in the offices of one or more of the members of the Seller Group.

Section 5.18 Employees.

(a) General.

(i) Effective on the Closing Date and except as otherwise set forth in Section 5.18(a) of the Disclosure Schedule, Buyer Entities will cause each of the Subsidiaries (x) to continue to employ its salaried and hourly employees who are actively at work immediately prior to the Closing Date and (y) to retain any employee who is on short-term medical leave or other leave of absence on the Closing Date and who is set forth on Section 5.18(a)(i) of the Disclosure Schedule, in each case at a job and rate of pay (including commission structure) comparable to each such employee’s job and pay immediately prior to the Closing Date. Employees of the Subsidiaries who are retained shall be referred to as “Transferring Employees.” Employees who terminate employment with any of the Subsidiaries on or before the Closing Date are referred to as “Former Employees.”

(ii) Effective as of the Closing Date, Buyer shall, to the maximum extent permitted by law, assume (or shall cause one of its affiliates to assume) the Seller’s Benefit Plans sponsored by Seller immediately before the Closing Date (other than Seller’s 2.4 Employee Obligations), and the Subsidiaries shall retain the sponsorship of the Seller’s Benefit Plans sponsored by the Subsidiaries immediately before the Closing Date. In addition, Buyer shall assume or the Subsidiaries shall retain all employment, compensation or benefit obligations and liabilities with respect to Former Employees and Transferring Employees (collectively, the “Employees”), without regard to whether such obligations result from claims incurred or related to events occurring before or after the Closing Date, other than Seller’s Section 2.4 Employee Obligations.

(iii) In reliance on Buyer Entities’ agreement to cause the Subsidiaries to retain as of the Closing Date substantially all of the Employees, Seller has not given any WARN notifications. Buyer will have sole responsibility for any obligations or liabilities to the Employees under WARN for all the members of the Seller Group’s locations, and Buyer Entities jointly and severally agree to hold Seller harmless for same.

(b) Transferring Employees.

(i) On the Closing Date, Buyer Entities shall, unless the Transferring Employees shall otherwise agree or different terms are negotiated with any union representing such employees, provide, and cause the Subsidiaries to provide, employee benefits to all Transferring Employees that are, in the aggregate, substantially comparable to those provided to such persons immediately prior to the Closing Date; provided, however, that nothing contained in this Section 5.18(b) or elsewhere in this Agreement shall require Buyer or any of the Subsidiaries to continue any Seller’s Benefit Plan after the Closing Date. Except as provided in this Section 5.18(b), nothing contained in this Agreement shall be construed to prevent the termination of any Transferring Employee or any change in the employee benefits available to any Transferring Employee or the amendment or termination of any particular Seller’s Benefit Plan to the extent permitted by its terms as in effect immediately prior to the Closing Date.

(ii) For purposes of this Agreement, “Past Service” means service with regard to the Business, including service as an employee of a predecessor company prior to the acquisition of any portion of the Business by Seller (or any Subsidiary), but only to the extent that such service is recognized by Seller or any Subsidiary for similar purposes on its employment or payroll records immediately prior to the Closing Date. To the extent permitted by law, Buyer will give credit for Past Service for purposes of eligibility for benefits, and determining vacation and severance benefits to the extent that such Past Service was credited under the applicable Seller’s Benefit Plan; provided, however, that Transferring Employees shall not be credited for Past Service for purposes of accrual of benefits under any defined benefit plan of Buyer.

(iii) Buyer shall be solely liable for any and all claims for severance (except Section 2.4 Employee Obligations) with respect to Transferring Employees arising out of the termination of a Transferring Employee by the Buyer or any Subsidiary after the Closing Date.

(c) Flexible Spending Accounts. Subsidiaries shall retain flexible spending accounts for medical and dependent care expenses under Section 125 and Section 129 of the Code (“Buyer FSA”), effective as of the Closing Date, for each Transferring Employee who, on or prior to the Closing Date, is a participant in a flexible spending account for medical or dependent care expenses under a plan maintained by Seller pursuant to Section 125 and Section 129 of the Code (“Seller FSA”). Buyer shall credit, effective as of the Closing Date, the applicable account of each such Transferring Employee under the Buyer FSA with an amount equal to the balance of each such Transferring Employee’s account under the Seller FSA on the date immediately prior to the Closing Date. Buyer and Seller intend that the actions to be taken pursuant to this subsection (c) be treated as an assumption by Buyer of the Seller FSA and the elections made thereunder attributable to Transferring Employees.

(d) Obligations. It is intended by the parties that the responsibilities, liabilities, and covenants assumed or agreed to by Buyer pursuant to this Section 5.18 shall also bind any affiliate of Buyer to which all or any portion of the Business is transferred, and Buyer Entities agree to cause any such affiliate to observe the provisions and covenants of this Section 5.18.

(e) No Third Party Rights. No Employee including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

(f) Costs. Except as otherwise provided in this Section 5.18, where this Section 5.18 requires a party to take any action or perform any task, the party obligated to take such action or perform such task shall be responsible for all fees, costs and other expenses incurred for, and related to, such actions or tasks.

Section 5.19 Activity on the Closing Date.

(a) On (but not after) the Closing Date, Buyer Entities shall cause the Subsidiaries to conduct their business in the ordinary course and shall not permit any Subsidiary to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by the terms of this Agreement or in connection with the Financing and any guarantees, pledges or other agreements or transactions related thereto).

(b) Seller agrees that it shall, in accordance with the Management Investor Term Sheets, (i) deduct from the amounts payable to the Management Investors at the Closing pursuant to the Section 2.4(e) Employee Obligations an amount sufficient to fund the investment in the equity of the Parent that the Management Investors have agreed to make pursuant to the Management Investor Term Sheets and (ii) remit such amount directly to Parent on behalf of the Management Investors by wire transfer of immediately available funds at Closing.

Section 5.20 Cooperation with Financing.

(a) From the date hereof until the Closing Date and to the extent necessary thereafter, Buyer Entities shall use reasonable best efforts to arrange for the Financing to be consummated as soon as practicable on terms satisfactory to Buyer Entities.

(b) From the date hereof until the Closing Date and to the extent necessary thereafter, unless otherwise agreed in writing by Buyer, Seller shall, and shall cause its affiliates and their respective personnel and advisors to:

(i) use reasonable best efforts to provide all necessary cooperation in connection with the Financing, including without limitation (w) using reasonable best efforts to cause the participation by management personnel in meetings, due diligence sessions, road shows, the preparation of offering memoranda and similar documents, (x) the completion of a 2004 year-end audit as soon as practicable after December 31, 2004 (the “Audit”), (y) the execution and delivery of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, and (z) using reasonable best efforts to obtain comfort letters of accountants, with customary review standards, and consents to the inclusion of their auditor’s reports in relevant filings; and

(ii) cooperate with any reasonable requests of Buyer or the SEC related to the exchange and issuance by Buyer of a principal amount of notes equal to the outstanding principal amount of notes that are tendered by holders in connection with such exchange and issuance (the “Exchange Offer”), including, without limitation, to assist Buyer and its affiliates with the preparation of financial statements, any presentation to the Securities and Exchange Commission (the “SEC”) with regard to such Exchange Offer and the inclusion of appropriate disclosure with regard to such Exchange Offer in all filings with the SEC and all mailings to stockholders by Seller or any affiliate of Seller describing the transactions contemplated hereby. In furtherance of the foregoing, Seller shall, and shall cause its affiliates to, provide to Buyer for the prior review by Buyer and Buyer’s advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

In connection with the foregoing, Seller shall deliver to Buyer consolidated interim financial statements and comparable prior year interim financial statements (in each case, including notes thereto and which have been reviewed by Seller’s auditors under SAS 100) (the “Interim Financial Statements”) for the nine month period ended September 30, 2004 within 30 days of the date hereof and for each subsequent calendar quarter occurring prior to Closing, within 45 days after the end of such calendar quarter. In addition, within 15 days after the end of each month occurring prior to Closing, Seller shall deliver to Buyer consolidated monthly financial statements and comparable prior year monthly financial statements (the “Monthly Financial Statements”). The Audit, the Interim Financial Statements and the Monthly Statements shall be prepared in accordance with GAAP consistently applied and in accordance with Regulation S-X under the Securities Act of 1933, as amended, and the other applicable rules and regulations of the SEC and shall fairly present, in all material respects, the financial position, results of operation and cash flows of the Seller and the Subsidiaries on a consolidated basis for the periods covered thereby.

Section 5.21 Repayment of Indebtedness; Release of Liens

Prior to or concurrently with the Closing, Seller shall, and shall cause its Subsidiaries to, discharge or cause to be discharged, all Indebtedness (other than obligations under capital leases reflected on the Interim Balance Sheet) of Seller and its Subsidiaries (including, without limitation, all prepayment penalties and costs associated therewith), and cause the release of all Encumbrances securing such Indebtedness, including without limitation those Encumbrances described in Item 3 of Section 3.4(a) of the Disclosure Schedule and Items 2 and 3 of Section 3.4(d) of the Disclosure Schedule (other than those Encumbrances securing capital lease obligations reflected on the Interim Balance Sheet).

Section 5.22 Title Insurance and Survey.

With respect to all Real Property and Material Leased Property, if requested by Buyer, Seller shall use, and shall cause its Subsidiaries to use, its commercially reasonable efforts to assist Buyer in obtaining (a) title insurance commitments for each parcel of Real Property and Material Leased Property and ALTA/ACSM title insurance policies in accordance with the title insurance commitments, in each case from a nationally recognized title insurance company, (including any commercially reasonable affidavits such title insurance company might require); and (b) a survey for each parcel of Real Property and Leased Property conforming to the minimum standard detail requirements jointly established in 1999 by ALTA and ACSM, including any Table A items reasonably requested by Buyer.

Section 5.23 Intercompany Arrangements.

Effective immediately prior to the Closing, all intercompany accounts of the Subsidiaries, on the one hand, and Seller or its affiliates (excluding the Subsidiaries) on the other hand, will be canceled, discharged or otherwise settled in the most tax-efficient manner and in a manner that does not adversely affect any of the Subsidiaries in any material respect, including without limitation Items 1.2 and 1.3 in Section 2.4(h) of the Disclosure Schedule.

ARTICLE VI

CLOSING

Section 6.1 Time and Place of Closing.

The Closing (the “Closing”) of the Transaction will be held on the third business day after the latter of the following two events occurs: (a) the termination of the waiting periods under the HSR Act, or (b) the fulfillment or waiver of the conditions set forth in Sections 6.2 and 6.3 (other than such conditions that by their terms are satisfied at the Closing), at such time and place as the parties shall agree, or on such other date, and at such time and place, as the parties may agree. It is understood that the Closing shall be deemed to take place effective as of 12:01 a.m. local time at the place of the Closing, regardless of the time at which the Closing actually occurs on the Closing Date, except that it is agreed that the acquisition of the LP Interest from Goodman Holding Company, L.L.C. shall occur immediately prior to the acquisition of the Equity Interests of Goodman Holding Company, L.L.C. by Buyer or a designated affiliate of Buyer.

Section 6.2 Conditions to Buyer Entities’ Obligations.

The obligations of Buyer Entities to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Buyer Entities may, in their absolute discretion and to the extent legally permissible, waive any one or more of them in whole or in part:

(a) Representations, Warranties and Covenants of Seller. The representations and warranties of Seller in this Agreement (i) that are qualified by materiality (including, without limitation, references to dollar thresholds therein) or Material Adverse Effect shall have been true and correct in all respects, and (ii) that are not so qualified, shall be true and correct in all material respects, in each case when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, covenants, consents, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Seller with any Government Authority shall have been filed, made or obtained and copies thereof shall have been delivered to Buyer, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

(c) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or other Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transaction or imposes conditions on such consummation not otherwise provided for herein.

(d) Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the consummation of the Transaction from the other parties specified in Section 6.2(d) of the Disclosure Schedule.

(e) Financing. Buyer shall have obtained proceeds of the Financing from the lenders referred to in the Commitment Letters on terms and conditions set forth therein.

(f) Opinion of Counsel to Seller. Buyer shall have received a legal opinion from Bracewell & Patterson, L.L.P., counsel to Seller, in substantially the form attached as Exhibit C.

(g) Family Investment. The Family Investors shall have consummated the transactions contemplated by the Family Investment Term Sheet in accordance with the terms thereof; provided, however, that if the Family Investors do not consummate the transactions contemplated by the Family Investment Term Sheet and (i) the Closing does not take place, Seller shall pay Buyer all reasonable out-of-pocket expenses incurred by Buyer and its affiliates in connection with the Transaction, including without limitation, Buyer’s and its affiliates’ out-of-pocket costs for fees of counsel, advisors and consultants and travel-related expenses or (ii) Buyer waives this condition and the Closing takes place, the Purchase Price shall be reduced by $60,000,000.

(h) Indebtedness. Seller shall have discharged all Indebtedness (other than Indebtedness under capital leases set forth on the Interim Balance Sheet) of Seller and its Subsidiaries (including, without limitation, all prepayment penalties and costs associated therewith) prior to or concurrently with the Closing, and all Encumbrances, including without limitation those Encumbrances described in Item 3 of Section 3.4(a) of the Disclosure Schedule and Items 2 and 3 of Section 3.4(d) of the Disclosure Schedule, securing such Indebtedness (other than those Encumbrances securing capital lease obligations reflected on the Interim Balance Sheet) shall have been released and satisfactory evidence of such discharge and release shall have been delivered to Buyer concurrently with the Closing and any and all releases, Uniform Commercial Code termination statements and all other related or necessary documentation in connection with releasing such Indebtedness and Encumbrances shall have been delivered by Seller to Buyer at or prior to the Closing.

(i) Non-Competition Agreement. John B. Goodman shall have executed and delivered to Buyer the Non-Competition Agreement substantially in the form attached as Exhibit D.

(j) Deliveries by Seller. Seller shall have delivered or shall have caused to be delivered to Buyer:

(i) true and correct copies of (x) each Organizational Document respecting Seller, each Corporate Subsidiary, each LLC Subsidiary and each LP Subsidiary that has been filed with a state official, certified by the appropriate state official, as of a date within five business days preceding the Closing Date, and (y) each Organizational Document respecting Seller, each Corporate Subsidiary, each LLC Subsidiary and each LP Subsidiary that has not been filed with a state official, certified as of the Closing Date by the Secretary or any Assistant Secretary of Seller or the Subsidiary to which it relates;

(ii) existence and/or good standing certificates as of a recent date relating to each member of the Seller Group from the state in which such member is incorporated, formed or organized, as the case may be, and all other states in which such member is qualified to do business as a foreign entity;

(iii) resolutions of the Board of Directors of Seller, authorizing the execution and delivery of this Agreement and the other documents contemplated herein and the performance of the Transaction, certified by the Secretary or an Assistant Secretary of Seller;

(iv) a Secretary’s Certificate attesting to the incumbency of the officers of Seller executing this Agreement and the other certificates and agreements delivered at the Closing;

(v) an Officer’s Certificate from Seller attesting to the matters set forth in Section 6.2(a);

(vi) such stock powers, assignments, bills of sale, deeds and instruments of transfer (including instruments of transfer for Intellectual Property in recordable form), all in form reasonably satisfactory to Buyer, as are necessary to convey fully and effectively to Buyer the Equity Interests and the other Purchased Assets in accordance with the terms hereof;

(vii) an affidavit executed on behalf of Seller, in form reasonably satisfactory to Buyer, to evidence that Buyer will not be required to withhold any tax and that no withholding liability exists as of the Closing under Section 1445 of the Code (and the implementing regulations), which affidavit shall state: (w) that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code), (x) Seller’s employer identification number, (y) Seller’s office address and (z) such other statements as Buyer shall reasonably request;

(viii) resignations of the officers and directors of the members of the Seller Group to the extent requested by Buyer;

(ix) a bill of sale by Goodman Holding Company, L.L.C. conveying the LP Interest to Buyer or such affiliate thereof as Buyer shall specify; and

(x) such other and further certificates, assurances and documents as may reasonably be required by Buyer in connection with the consummation of the Transaction.

Section 6.3 Conditions to Seller’s Obligations.

The obligations of Seller to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Seller may, in its absolute discretion and to the extent legally permissible, waive any one or more thereof in whole or in part:

(a) Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer Entities in this Agreement (i) that are qualified by materiality (including, without limitation, references to dollar thresholds therein) or Material Adverse Effect shall have been true and correct in all respects, and (ii) that are not so qualified, shall be true and correct in all material respects, in each case when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and the covenants and agreements of Buyer Entities to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, covenants, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Buyer Entities with any Government Authority shall have been filed, made or obtained and copies thereof shall have been delivered to Seller, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

(c) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or other Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transaction or impose conditions on such consummation not otherwise provided for herein.

(d) Investment. The Family Investors shall have been afforded the opportunity to invest an aggregate of not less than $60 million in the equity of Parent, all upon the terms and conditions set forth in the Subscription Agreements.

(e) Opinion of Counsel to Buyer Entities. Seller shall have received a legal opinion from Latham & Watkins LLP, counsel to Buyer Entities, in substantially the form attached as Exhibit E.

(f) Deliveries by Buyer Entities. Buyer Entities shall have delivered or shall have caused to be delivered to Seller:

(i) true and correct copies of the charter documents of Buyer Entities, certified by the Secretary of State of the State of Delaware as of a date within five business days preceding the Closing Date, and true and correct copies of the bylaws of Buyer Entities, certified as of the Closing Date by the Secretary or any Assistant Secretary of each Buyer Entity;

(ii) good standing certificate as of a recent date relating to each Buyer Entity from the State of Delaware;

(iii) resolutions of the Board of Directors of each Buyer Entity authorizing the execution and delivery of this Agreement and the performance of the Transaction, certified by the Secretary or any Assistant Secretary of each Buyer Entity;

(iv) a Secretary’s Certificate attesting to the incumbency of the officers each of Buyer Entity executing this Agreement and the other certificates and agreements delivered by each Buyer Entity at the Closing;

(v) an Officer’s Certificate from each Buyer Entity attesting to the matters set forth in Section 6.3(a);

(vi) instruments executed by Buyer, in form and substance reasonably satisfactory to Buyer and Seller, pursuant to which Buyer assumes the Assumed Liabilities;

(vii) immediately available funds in the amount contemplated by Section 2.5(a) to be delivered at Closing;

(viii) such other and further certificates, assurances and documents as may reasonably be required by Seller in connection with the consummation of the Transaction; and

(ix) an agreement of the members of the Seller Group (other than Seller) pursuant to which such persons fully and unconditionally and jointly and severally guarantee Buyer Entities’ indemnity obligation to Seller hereunder.

Section 6.4 Contemporaneous Effectiveness.

All acts and deliveries prescribed by this Article VI, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of such acts or deliveries has occurred, except that it is agreed that the acquisition of the LP Interest from

Goodman Holding Company, L.L.C. shall occur immediately prior to the acquisition of the Equity Interests of Goodman Holding Company, L.L.C. by Buyer or a designated affiliate of Buyer.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival.

Except as expressly set forth in this Section 7.1, the representations and warranties of the parties hereto contained in this Agreement or any other document delivered at the Closing shall not survive the Closing, except for the representations and warranties of Seller contained in Section 3.13 (Taxes), which shall survive 90 days beyond the applicable statute of limitations. The covenants and agreements of the parties shall survive the Closing and shall remain in full force and effect until fully performed.

Section 7.2 Indemnification.

(a) Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold Buyer Entities, the Subsidiaries and their respective affiliates, officers, directors, shareholders, partners, agents, managers, employees, and their heirs, successors and assigns (collectively, “Buyer Indemnified Parties”) harmless from any and all Indemnifiable Damages which any such person may suffer or incur by reason of:

(i) the breach of any of the representations or warranties made by Seller in Section 3.13 of this Agreement;

(ii) the breach of any of the covenants or agreements made by Seller in this Agreement or any of the other agreements or certificates delivered by Seller pursuant hereto; and

(iii) from and after the Closing,

(A) all Excluded Liabilities; and

(B) all Seller Indemnified Tax Liabilities.

(b) Indemnification by Buyer Entities. Each Buyer Entity hereby agrees to jointly and severally indemnify and hold Seller and its shareholders, affiliates, officers, directors, partners, agents, managers and employees, and other heirs, successors and assignors as the case may be (collectively, “Seller Indemnified Parties”), harmless from any and all Indemnifiable Damages which any such person may suffer or incur by reason of:

(i) the breach of any of the covenants or agreements made by Buyer Entities in this Agreement or any of the other agreements or certificates delivered by Buyer Entities pursuant hereto; and

(ii) from and after the Closing,

(A) all Assumed Liabilities,

(B) all Assumed Claims;

(C) all Buyer Indemnified Tax Liabilities; and

(D) the failure of Buyer Entities or any Subsidiary to fulfill their obligations under Section 7.6.

(c) Third-Party Claims. If any claim or demand is asserted against an indemnified party by a third party with respect to any matter under the indemnities set forth in Sections 7.2(a) or 7.2(b) (other than Seller Indemnified Tax Liabilities and Buyer Indemnified Tax Liabilities) (a “Third Party Claim”), the indemnified party shall promptly give written notice and details thereof (the “Claim Notice”), including copies of all pleadings and the pertinent documents, to the indemnifying party or parties, as the case may be (“Indemnitor”); provided, however that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VII except to the extent that the Indemnitor is materially prejudiced by such failure.

(i) If any Third Party Claim is solely for money damages, then the Indemnitor shall have the right, exercisable upon written notice given within 20 days after receipt of the Claim Notice, to conduct and control, through counsel of its choosing, reasonably satisfactory to the indemnified party, the defense, compromise or settlement of any such Third Party Claim as to which indemnification will be sought by any indemnified party from any Indemnitor hereunder, and in any such case the indemnified party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith at the Indemnitor’s expense; provided, that the indemnified party shall have the right to participate in such defense at its own expense; provided further that the Indemnitor shall pay the fees and disbursements of such separate counsel if the defendants in such Third Party Claim include both the Indemnitor and an indemnified party and such indemnified party shall have reasonably concluded upon the advice of counsel, that there exists one or more good faith defenses that may be available to such indemnified party that are in conflict with those available to the Indemnitor or that the Indemnitor and such indemnified party have actual material conflicting interests with respect to such Third Party Claim. The Indemnitor shall not compromise or settle any Third Party Claim without the written consent of the indemnified party (which consent shall not be unreasonably withheld).

(ii) If the Indemnitor does not assume control of the defense of a Third Party Claim pursuant to clause (i) above, then the indemnified party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default judgment prior to the assumption of the defense of any Third Party Claim by the Indemnitor and any expenses incurred by so acting shall be paid by the Indemnitor; provided that such Third Party Claim is a proper claim for indemnification hereunder.

(d) Payment. Payment of Third Party Claims shall be made in accordance with Section 7.2(c). With respect to all claims other than Third Party Claims, the Indemnitor shall promptly pay or reimburse the indemnified party in respect of any claim or liability for Indemnifiable Damages to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). All claims for indemnity hereunder must be submitted as promptly as practicable by the indemnified party to the Indemnitor; provided, however that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VII except to the extent that the Indemnitor is materially prejudiced by such failure. In the event the Indemnitor fails or refuses to make payment for such claims within a period of 20 days from the date of notice to the Indemnitor, the indemnified party shall be entitled to exercise all legal remedies available to it under this Agreement.

(e) Access and Information. With respect to any claim for indemnification hereunder, the indemnified party will give to the Indemnitor and its counsel, accountants and other representatives full and free reasonable access, during normal business hours and upon the giving of reasonable prior notice, to its books and records relating to such claims, and to its employees, accountants, counsel and other representatives to the extent reasonably necessary in connection with defending such claims, all without charge to the Indemnitor, except for reimbursement of reasonable out-of-pocket expenses. If a claim for indemnification is made hereunder, the indemnified party agrees to maintain any of its books and records then in its possession which may relate to such claim for such period of time as may be necessary to enable the Indemnitor to resolve such claim.

(f) Monetary Limitations on Indemnification. The liability of either Seller or Buyer Entities under this Section 7.2 shall: (i) be offset dollar for dollar by any recovery actually made by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, from any unaffiliated third party (including insurers) on account of the item of Indemnifiable Damages involved (and no right of subrogation shall accrue to any such third party); and (ii) be net of any Tax benefit inuring to the indemnified party therefrom and realized in the taxable year in which the Indemnifiable Damages were incurred. The parties hereto agree to pursue diligently and in good faith any recovery from any such third party with respect to any item of Indemnifiable Damages involved, but payments for Indemnifiable Damages shall not be postponed pending any such receipts or recoveries. Any such receipts or recoveries received by an indemnified party after a payment for Indemnifiable Damages shall be promptly paid over to the Indemnitor in an amount not to exceed the amount paid by the Indemnitor to the indemnified party with respect to such item of Indemnifiable Damages.

(g) Other Limitations on Indemnification. Anything in this Agreement to the contrary notwithstanding, no claim may be asserted and no action may be commenced against an Indemnitor for breach of any covenant or agreement contained herein, unless written notice of such claim or action is received by the Indemnitor, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action.

Section 7.3 Arbitration.

Except for disputes resolved under Section 2.6 of this Agreement, all controversies and claims arising out of or relating to this Agreement or the breach hereof shall be settled exclusively by arbitration under the auspices of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”) in accordance with JAMS commercial rules of arbitration, incorporated herein by reference, by a single neutral arbitrator to be chosen in accordance with the procedures of JAMS. The arbitration proceeding shall be conducted in Delaware. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce and the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (1999). The arbitrator, who shall be mutually agreeable to Buyer and Seller, shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. However, either Buyer or Seller may, without inconsistency with this arbitration provision, apply to any court having jurisdiction and seek an order (a) compelling arbitration as to the other party if such other party refuses to comply with the terms of this Agreement, (b) requiring witnesses to obey subpoenas and (c) preserving the status quo or evidence in anticipation of arbitration, in each case prior to the appointment of the arbitrator. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may be required by applicable law or regulation, including applicable securities laws or regulations of an established national securities exchange on which securities of either Buyer Entity or their respective successors or assigns are traded, neither a party to this Agreement nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder to any other third party other than its attorneys and auditors without the prior written consent of both Buyer Entities and Seller.

Section 7.4 Exclusive Remedy.

(a) Exclusivity. Each of Buyer Entities and Seller hereby acknowledges and agrees that following the Closing its sole and exclusive remedy with respect to any and all claims relating to the representations and warranties of Seller set forth in Section 3.13 and the covenants and agreements contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII, provided that either party may exercise any and all remedies it may have at law or in equity in the event of a breach by the other party of its payment obligations established pursuant to Section 7.2 or Section 7.3 or in the event of fraud.

(b) Specific Performance. Notwithstanding the foregoing subsection (a), nothing contained in this Section 7.4 shall prevent one party hereto from seeking and obtaining specific performance by the other party hereto of any of its obligations under this Agreement as provided in Section 9.10 or from seeking and obtaining injunctive relief against the other party’s activities in breach of this Agreement.

(c) No Rescission. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer Entities after the Closing to rescind this Agreement or the Transaction.

Section 7.5 Adjustment to Purchase Price.

Any payment by Buyer Entities or Seller under this Article VII or Section 5.14 shall, to the extent such payment can be properly so characterized under applicable Tax law, be treated by the parties as an adjustment to the Purchase Price.

Section 7.6 Continuing Indemnification of Directors and Others.

(a) Scope. From and until the sixth anniversary of the Closing Date, Buyer Entities agree to honor the terms of all indemnity agreements set forth in Section 2.3(e) of the Disclosure Schedule, and cause the Subsidiaries to honor both the indemnity agreements to which they are parties set forth in Section 7.6(a) of the Disclosure Schedule and the provisions in their respective Organizational Documents, in the forms delivered to Buyer pursuant to Section 6.2(e)(i) at the Closing (the “E&I Provisions”), relating to the exculpation or indemnification of officers, directors, employees or agents who held any such position on or prior to the Closing Date (collectively, the “E&I Indemnitees”), it being the intent of the parties that the E&I Indemnitees who held any such position on or prior to the Closing Date shall continue to be entitled to the benefit of the E&I Provisions with respect to all periods through the Closing Date to the fullest extent permitted by applicable law.

(b) Insurance. Buyer Entities shall secure and cause to be maintained in effect for not less than six years after the Closing Date policies of the directors’ and officers’ liability insurance policies for the benefit of the E&I Indemnitees of at least equivalent coverage containing terms and conditions which are no less advantageous with respect to matters occurring on or prior to Closing Date than the similar policies of insurance maintained by the members of the Seller Group on the Closing Date, provided that in no event shall Buyer Entities be required to expend to maintain or procure insurance coverage pursuant to this Section 7.6(b) any amount per annum in excess of 200% of the aggregate amount currently expended by the members of the Seller Group for such insurance coverage (the “Maximum Premium”). In the event the payment of the Maximum Premium for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, Buyer Entities shall purchase as much insurance as may be purchased for the amount indicated; provided, however, if such insurance coverage cannot be obtained at all, Buyer Entities shall purchase coverage for all available extended reporting periods with respect to pre-existing insurance in an amount which, together with all other insurance purchased pursuant to this Section 7.6(b), does not exceed the Maximum Premium. The provisions of this Section 7.6(b) are expressly intended to benefit each of the E&I Indemnitees.

(c) No Release. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any member of the Seller Group or any of their respective E&I Indemnitees, it being understood and agreed that the indemnification provided for in this Section 7.6 is not prior to or in substitution for any such claims under such policies.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

This Agreement may be terminated at any time prior to Closing by:

(a) the mutual consent of Seller and Buyer Entities;

(b) either Seller or Buyer Entities if the Closing has not occurred by the close of business on March 31, 2005, so long as the failure to consummate the Transaction on or before such date did not result solely from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to Closing;

(c) by Seller, if it is not then in material breach of a representation, warranty or covenant contained in this Agreement, provided either Buyer Entity is in material breach of a representation, warranty or covenant contained in this Agreement and has failed to cure such breach within 30 days after receipt of notice from Seller requesting such breach to be cured;

(d) by Seller, if any event occurs or condition exists which renders satisfaction of any of the conditions set forth in Section 6.3 impossible (other than through the failure of Seller to comply with its obligations under this Agreement);

(e) by Buyer Entities, if they are not then in material breach of a representation, warranty or covenant contained in this Agreement, provided Seller is in material breach of a representation, warranty or covenant contained in this Agreement and has failed to cure such breach within 30 days after receipt of notice from Buyer Entities requesting such breach to be cured; or

(f) by Buyer Entities, if any event occurs or condition exists which renders satisfaction of any of the conditions set forth in Section 6.2 impossible (other than through the failure of either Buyer Entity to comply with its obligations under this Agreement).

Section 8.2 Procedure and Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the Transaction shall be abandoned without further action by the parties hereto, except that the provisions of this Section 8.2 and Sections 5.6, 7.2, 7.3, 7.4, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement and except that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement.

Section 8.3 Wrongful Termination.

Notwithstanding anything to the contrary in this Agreement, if a party wrongfully terminates this Agreement, that party shall be liable for any Indemnifiable Damages caused thereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.

Section 9.2 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES) AS TO ALL MATTERS INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

Section 9.3 No Third Party Beneficiaries.

Nothing in this Agreement or any ancillary documents, whether expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto, the Seller Indemnified Parties, the Buyer Indemnified Parties and the E&I Indemnitees, any rights, remedies or other benefits under or by reason of this Agreement.

Section 9.4 Entire Agreement.

Except for the Confidentiality Agreement, this Agreement, the Disclosure Schedule and the Exhibits hereto, contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations and warranties between the parties other than those set forth or referred to herein. Each of the parties further represents and warrants that, in executing and delivering this Agreement, it has not relied on any statement or representation made by any legal counsel or investment advisor to or other agent of the other party to this Agreement.

Section 9.5 Expenses.

Except as otherwise specifically set forth in this Agreement, whether or not the Transaction is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such costs and expenses.

Section 9.6 Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

Notices to Seller shall be addressed to it:

Goodman Global Holdings, Inc.
2550 North Loop West, Suite 400
Houston, Texas 77092
Attention:	John B. Goodman
Telecopier:	713-861-2176

with a copy to:

King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, Texas 77002
Attention:	John L. Keffer
Telephone:	713-751-3255
Telecopier:	713-751-3290

or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer Entities.

Notices to Buyer and Parent shall be addressed to them:

Frio Holdings, Inc.

Frio, Inc.

9 West 57th Street

43rd Floor

New York, New York 10019

Telephone: 212-515-3314

Telecopy: 212-515-3288

Attn: Larry Berg

with a copy to:

Apollo Management V, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Telephone: 212-515-3314

Telecopy: 212-515-3288

Attn: Larry Berg

and

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022

Telephone: 212-906-1200

Telecopy: 212-751-4864

Attn: Raymond Y. Lin

or to such other address and to the attention of such other person as Buyer Entities may designate by written notice to Seller.

Section 9.7 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement; provided that the rights of either Buyer Entity hereunder may be assigned prior to the Closing, in whole or in part, without the consent of Seller, to one or more affiliates or subsidiaries of such Buyer Entity, provided that (a) the assignee shall assume in writing all of such Buyer Entity’s obligations to Seller hereunder; and (b) such Buyer Entity shall not be released from any of its obligations hereunder by reason of such assignment; and provided further that no consent shall be needed for either Buyer Entity to assign (i) in whole or in part, its rights under this Agreement as security to one or more lenders without the consent of the Seller or (ii) the relevant portion of this Agreement in whole, or in part, to a third party in connection with the sale of any business or assets of the Business or any Equity Interests. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

Section 9.8 Headings; Interpretation.

The section and article headings contained in this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits, Buyer Schedules and the Disclosure Schedule mean the Articles and Sections of, the Exhibits and Buyer Schedule attached to and the Disclosure Schedule delivered pursuant to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Each of the Disclosure Schedule, the Exhibits and the Buyer Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if it were set forth verbatim herein. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 9.9 Amendments and Waivers.

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 9.10 Specific Performance.

The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, subject to Section 7.4, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any arbitrator or court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Nothing in this Section 9.10 shall be construed as a waiver of the obligation to post a bond in order to secure the issuance of a decree of specific performance.

Section 9.11 Severability of Provisions.

If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the

Transaction is not affected in any manner materially adverse to either party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as practicable in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent practicable.

Section 9.12 Consent to Jurisdiction.

THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREE THAT, EXCEPT WITH RESPECT TO THE MATTERS REFERENCED HEREIN WHERE DISPUTES SHALL BE RESOLVED BY NON-JUDICIAL PROCEEDINGS, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A COURT.

Section 9.13 Joint Preparation.

Buyer Entities and Seller have jointly prepared this Agreement.

Section 9.14 Time.

Time is of the essence in the performance of this Agreement.

Section 9.15 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY PARTY HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by Parent, Buyer and Seller as of the date first above written.

GOODMAN GLOBAL HOLDINGS, INC.

By:	/s/ John B. Goodman
Name:	John B. Goodman
Title:	Chairman

FRIO HOLDINGS, INC.

By:	/s/ Michael Weiner
Name:	Michael Weiner
Title:	President

FRIO, INC.

By:	/s/ Michael Weiner
Name:	Michael Weiner
Title:	President

CONSENT OF SHAREHOLDERS

The undersigned, being all the holders of record of the Series A Stock, the only class or series of capital stock of Seller entitled to vote on the Transaction, hereby sign this consent to evidence their approval of the Transaction pursuant to the terms of the Agreement in the form to which this consent is attached (as required by Section 5.10 of the Texas Business Corporation Act) without receipt of notice and without convening a meeting. Capitalized terms that are not defined in this Consent shall have the meanings ascribed to such terms in the Agreement to which this Consent is attached.

Dated and effective for all purposes as of November     , 2004.

John B. Goodman

Betsy G. Abell

Meg L. Goodman

DISCLOSURE SCHEDULE

This document constitutes the Disclosure Schedule (the “Schedule”) furnished by Goodman Global Holdings, Inc., a Texas corporation (the “Seller”), to                             , a                      corporation (the “Buyer”), pursuant to the Asset Purchase Agreement dated as of                                  , 2004, between Seller and Buyer (the “Agreement”).

This Schedule contains section designations which are provided for convenience of reference only. These designations refer to specific sections in the Agreement, and the information referred to in each such section designation is being provided to qualify one or more of the representations, warranties, covenants or agreements not only set forth in the section or sections so referenced, but also in other sections of the Agreement where the level of particularity or manner of disclosure of the fact or item expressly disclosed in one section permits a reasonable person to find such disclosure relevant to another section.

This Schedule is not intended to constitute, and shall not be construed as indicating that any information referenced herein is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Seller.

The information presented in this Schedule speaks as of                              , 2004, unless another date is referred to herein or in a section of the Agreement.

Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

This Schedule and the disclosures made herein are deemed to be “Confidential Information” as defined in the Confidentiality Agreement dated as of                                  , 2004 between Buyer and Goldman, Sachs & Co. on behalf of Seller.

EXHIBIT C

FORM OF SELLER COUNSEL OPINION

Capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement.

1. Goodman Global Holdings, Inc. (“Seller”) is a corporation under the Texas Business Corporation Act with corporate power and authority to own and conduct its business as presently conducted, to enter into the Agreement and the other agreements, instruments and documents contemplated therein (the “Transaction Documents”) and to perform its obligations thereunder. Based on certificates from public officials, we confirm that Seller is validly existing and in good standing under the laws of the State of Texas and is qualified to do business in the State of Florida.

2. Each of the Subsidiaries of Seller is a corporation, a limited liability company, or a limited partnership, as applicable, under the general corporation law or other entity authorization law of the state of its formation with corporate power and authority to own and conduct its business as presently conducted. Based on certificates from public officials, we confirm that each of the Subsidiaries of Seller is validly existing and in good standing under the laws of its state of its formation.

3. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Seller, and the Transaction Documents have been duly executed and delivered by Seller.

4. Each of the Transaction Documents constitutes a legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms subject to Bankruptcy Exceptions.

5. Except as set forth in Section 3.2 of the Disclosure Schedule to the Agreement (the “Disclosure Schedule”), Seller’s execution and delivery of the Transaction Documents, the performance of its obligations under the Transaction Documents, and the consummation of the transactions contemplated thereby do not: (a) conflict with or violate the Organizational Documents of any member of the Seller Group; (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, declare a default or declare an acceleration under, the terms of any Business Agreement; or (c) violate in any material respect any judgment, order, decree or, any law, statute, regulation or other judicial or governmental restriction to which any member of the Seller Group is subject.

6. Except for compliance with the HSR Act, and as otherwise noted in Section 3.2 of the Disclosure Schedule, there is no requirement applicable to Seller or any other member of the Seller Group to make any filing with, or to obtain any Permit, authorization, consent or approval of, any Government Authority, in connection with Seller’s execution and delivery of Transaction Documents, and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

7. No approval of the shareholders of Seller is required in connection with the consummation of the Transaction other than the Consent of Shareholders attached to the Agreement and consents which have already been obtained.

8. The authorized and outstanding partner interests of Goodman Manufacturing Company, L.P. (“Goodman Manufacturing”) consist solely of a       % general partner interest, a       % limited partner interest and a       % limited partner interest. There are no (i) securities convertible into or exchangeable or exercisable for any partner interests of Goodman Manufacturing, (ii) options, warrants or other rights to acquire partner interests of Goodman Manufacturing or securities convertible into or exchangeable or exercisable for partner interests of Goodman Manufacturing, or (iii) agreements or commitments by Goodman Manufacturing to issue or sell any partner interests of or any options, warrants, or other rights to acquire partner interests of Goodman Manufacturing, or any securities convertible into or exchangeable or exercisable for partner interests of Goodman Manufacturing.

[Subject to reasonable and customary limitations, qualifications and assumptions]

EXHIBIT E

FORM OF BUYER ENTITIES COUNSEL OPINION

Capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement.

1. Each of Frio Holdings, Inc. and Frio, Inc. (individually, a “Buyer Entity,” and collectively, the “Buyer Entities”) is a corporation under the General Corporation Law of the State of Delaware with corporate power and authority to own and conduct its business as presently proposed to be conducted, to enter into the Agreement and the other agreements, instruments and documents contemplated therein (collectively, the “Transaction Documents”) and to perform its obligations thereunder. Based on certificates from public officials, we confirm that each Buyer Entity is validly existing and in good standing under the laws of the State of Delaware.

2. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of each Buyer Entity signatory thereto, and the Transaction Documents have been duly executed and delivered by each such Buyer Entity.

3. Each of the Transaction Documents to which a Buyer Entity is a signatory constitutes a legal, valid and binding obligation of such Buyer Entity, enforceable against such Buyer Entity in accordance with its terms.

4. The execution and delivery of the Transaction Documents by each Buyer Entity that is a signatory thereto, the performance of its obligations under such Transaction Documents, and the consummation of the transactions contemplated thereby do not: (a) conflict with or violate the charter documents or bylaws of such Buyer Entity; or (b) violate in any material respect any New York or United States law, statute, regulation or, to the knowledge of such counsel, any judgment, order, decree or other judicial or governmental restriction to which such Buyer Entity is subject.

5. Except for compliance with the HSR Act, there is no requirement applicable to either Buyer Entity to make any filing with, or to obtain any Permit, authorization, consent or approval of, any New York or United States Governmental Authority, in connection with each Buyer Entity’s execution and delivery of Transaction Documents, and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

6. No approval of the shareholders of either Buyer Entity is required in connection with the consummation of the Transaction under Delaware General Corporation Law which has not been obtained.

[Subject to reasonable and customary limitations, qualifications and assumptions]

[With respect to opinion #3 above, counsel may assume New York law governs the Transaction Documents instead of Delaware Law or rely upon an opinion of Delaware counsel.]

BUYER’S SCHEDULE 4.4

BUYER’S FEES AND COMMISSIONS

1.	Fee Upon Closing

Apollo Management V, L.P. will be paid a fee of $20 million by Buyer in connection with the consummation of the Transaction.

2.	Annual Fee

Apollo Management V, L.P. will be paid an annual fee by Buyer equal to the greater of (i) $2 million dollars and (ii) 1% of the consolidated EBITDA of Frio, Inc. for each fiscal year.

BUYER’S SCHEDULE 4.5

COMMITMENT LETTERS

1.	Equity Commitment

Letter Agreement dated November 18, 2004 from Apollo Management V, L.P. to Frio Holdings, Inc. attached hereto as Exhibit 4.5-1

2.	Debt Commitment

Letter Agreement dated November 18, 2004 from UBS Loan Finance LLC, UBS Securities LLC, Credit Suisse First Boston, JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. to Frio Holdings, Inc. and Frio, Inc. attached hereto as Exhibit 4.5-2

EXHIBIT 4.5-1

EQUITY COMMITMENT

EXHIBIT 4.5-2

DEBT COMMITMENT